EXHIBIT 10.1

CUSIP NUMBER:

EXECUTION

ADDITIONAL CREDIT AGREEMENT

(Aggregate $2,250,000,000 Credit Facilities)

Dated as of February 14, 2007

among

HARRAH’S ENTERTAINMENT, INC.,

as Guarantor

HARRAH’S OPERATING COMPANY, INC.,

as Borrower

The Lenders Herein Named

CITIGROUP GLOBAL MARKETS, INC.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

JPMORGAN CHASE BANK, N.A.

and

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED,

as Co-Documentation Agents

BANK OF AMERICA, N.A.,

as Administrative Agent

DEUTSCHE BANK AG NEW YORK BRANCH

as Syndication Agent

and

BANC OF AMERICA SECURITIES LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Managers

2.13	Judgment Currency	62

ARTICLE 3 PAYMENTS AND FEES		63

3.1	Principal and Interest	63

3.2	[Reserved]	64

3.3	Upfront Fees	65

3.4	Facility Fees	65

3.5	Letter of Credit Fees	65

3.6	Agency Fees	65

3.7	Increased Commitment Costs	65

3.8	Eurodollar Costs and Related Matters	66

3.9	Default Rate	70

3.10	Computation of Interest and Fees	70

3.11	Non-Business Days	70

3.12	Manner and Treatment of Payments	70

3.13	Funding Sources	72

3.14	Failure to Charge Not Subsequent Waiver	72

3.15	Fee Determination Detail	72

3.16	Survivability	72

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		73

4.1	Existence and Qualification; Power; Compliance With Laws	73

4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	73

4.3	No Governmental Approvals Required	74

4.4	Significant Subsidiaries	74

4.5	Financial Statements	74

4.6	[Reserved]	74

4.7	Title to Property	74

4.8	Litigation	75

4.9	Binding Obligations	75

4.10	No Default	75

4.11	ERISA	75

4.12	Regulations T, U and X; Investment Company Act	76

4.13	Disclosure	76

4.14	Tax Liability	76

4.15	[Reserved]	76

4.16	Hazardous Materials	76

4.17	Gaming Laws	76

4.18	Solvency	76

ARTICLE 5 AFFIRMATIVE COVENANTS		77

5.1	Preservation of Existence	77

5.2	Maintenance of Properties	77

5.3	Maintenance of Insurance	77

5.4	Compliance With Laws	77

5.5	Inspection Rights	77

5.6	Keeping of Records and Books of Account	78

5.7	Use of Proceeds	78

ARTICLE 6 NEGATIVE COVENANTS		79

6.1	Consolidations, Mergers and Sales of Assets	79

6.2	Hostile Tender Offers	79

6.3	Change in Nature of Business	79

6.4	Liens, Negative Pledges, Sale Leasebacks and Rights of Others	80

6.5	Total Debt Ratio	81

6.6	Interest Coverage Ratio	81

6.7	Restricted Subsidiary Indebtedness	82

ARTICLE 7 INFORMATION AND REPORTING REQUIREMENTS		84

7.1	Financial and Business Information	84

7.2	Compliance Certificates	86

7.3	Borrower Materials	86

ARTICLE 8 CONDITIONS		88

8.1	Initial Advances, Etc.	88

8.2	Any Increasing Advance, Etc.	90

8.3	Alternative Currency Advance	90

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		91

9.1	Events of Default	91

9.2	Remedies Upon Event of Default	93

ARTICLE 10 ADMINISTRATIVE AGENT		96

10.1	Appointment and Authority	96

10.2	Rights as a Lender	96

10.3	Exculpatory Provisions	96

10.4	Reliance by Administrative Agent	97

10.5	Delegation of Duties	98

10.6	Resignation by Administrative Agent	98

10.7	Non-Reliance on Administrative Agent and Other Lenders	99

10.8	No Other Duties, Etc.	99

10.9	Administrative Agent May File Proofs of Claim	99

10.10	No Obligations of Parent or Borrowers	100

ARTICLE 11 MISCELLANEOUS		101

11.1	Cumulative Remedies; No Waiver	101

11.2	Amendments; Consents	101

11.3	Costs, Expenses and Taxes	102

11.4	Obligations of Lenders Several	103

11.5	Survival of Representations and Warranties	103

11.6	Notices; Effectiveness; Electronic Communication	103

11.7	Execution of Loan Documents	105

11.8	Successors and Assigns	105

11.9	Sharing of Setoffs	111

11.10	Indemnity by Parent and Borrowers; Waiver of Consequential Damages, Etc.	112

11.11	Nonliability of the Lenders	113

11.12	No Third Parties Benefited	114

11.13	Treatment of Certain Information; Confidentiality	114

11.14	Removal of a Lender	115

11.15	Further Assurances	116

11.16	Integration	117

11.17	Governing Law, Jurisdiction, Etc.	117

11.18	California Judicial Reference	117

11.19	Severability of Provisions	118

11.20	Headings	118

11.21	Time of the Essence	118

11.22	Foreign Lenders and Participants	118

11.23	Gaming Boards	118

11.24	Nature of the Borrowers’ Obligations	118

11.25	Designated Senior Debt	119

11.26	Gaming Regulations	119

11.27	Waiver of Jury Trial	119

11.28	USA PATRIOT Act Notice	119

11.29	Payments Set Aside	120

11.30	Purported Oral Amendments	120

11.31	No Advisory or Fiduciary Responsibility	120

ADDITIONAL CREDIT AGREEMENT

This ADDITIONAL CREDIT AGREEMENT (“Agreement”), dated as of February 14, 2007, is entered into among Harrah’s Operating Company, Inc., a Delaware corporation (“Company”), each of the Restricted Subsidiaries that becomes a borrower pursuant to Section 2.9 hereof (the Company and each such borrower are individually a “Borrower” and collectively the “Borrowers”), as Borrowers, Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent”), as Guarantor, each lender whose name is set forth on the signature pages of this Agreement and each other lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the “Lenders” and individually, a “Lender”), Citigroup Global Markets, Inc., Credit Suisse, Cayman Islands Branch, JPMorgan Chase Bank, N.A., and Merrill Lynch Pierce Fenner & Smith Incorporated, as Co-Documentation Agents, Deutsche Bank AG New York Branch, as Syndication Agent and Bank of America, N.A., as Administrative Agent. Banc of America Securities LLC and Deutsche Bank Securities Inc. have served as Joint Lead Arrangers and Joint Book Managers for the credit facilities described herein. The parties hereby agree with reference to the following facts:

RECITALS

A.	Pursuant to the Third Amended and Restated Credit Agreement referred to below, the Company maintains credit facilities in the aggregate principal amount of $5,000,000,000.

B.	Parent, the Company, the Administrative Agent and the Lenders are entering into this Agreement to provide for additional credit facilities in the aggregate principal amount of $2,250,000,000.

C.	The Third Amended and Restated Credit Agreement shall remain in effect in accordance with its terms and shall not be deemed modified by the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means, for any period, EBITDA plus Available Unrestricted EBITDA, provided that Available Unrestricted EBITDA shall not exceed 15% of Adjusted EBITDA for any period.

“Administrative Agent” means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance made or to be made by any Lender to a Borrower as provided in Article 2, and includes the Term Loan Advance and each Revolving Advance and Swing Line Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 5% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation or other Person.

“Aggregate Commitments” means the Aggregate Term Loan Commitments and the Aggregate Revolving Commitments of all of the Lenders. As of the date hereof, the Aggregate Commitments are $2,250,000,000.

“Aggregate Revolving Commitments” means the Commitments of all of the Lenders to make Revolving Advances. As of the date hereof, the Aggregate Revolving Commitments are $1,125,000,000.

“Aggregate Sublimit” means with respect to each Restricted Subsidiary which hereafter becomes a Borrower, such aggregate amount as shall be established in accordance with Section 2.9.

“Aggregate Term Loan Commitments” means the Commitments of all of the Lenders to make Term Loans in the amount of $1,125,000,000.

“Agreement” means this Additional Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Alternative Currency” means either Euro or Sterling, as applicable.

“Alternative Currency Advances” means Advances made pursuant to Section 2.1A in either Alternative Currency.

“Alternative Currency Loan” means the group of loans that are comprised of Revolving Advances denominated in either Alternative Currency.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and the Alternative Currency equivalent of US$1,125,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means with respect to any Lender at any time, and as the context requires, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments or Aggregate Term Loan Commitments held by that Lender at such time. In the case of the Revolving Commitments, if the commitment of each Lender to make Loans and the obligation of the Issuing Lenders to make L/C Credit Extensions thereunder have been terminated pursuant to Section 9.2 or if the Commitments have expired, then the Applicable Percentage of the Aggregate Revolving Commitments of each Lender shall be determined based on the Applicable Percentage of the Aggregate Revolving Commitments of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender of the Revolving Commitments and the Term Loans is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rates” means, as of each date of determination, the following percentages per annum, based upon the then prevailing Pricing Level:

Pricing Level	Base Rate Margin	Facility Fee	Letter of Credit Fee Eurodollar Margin
I	0.000%	0.075%	0.175%
II	0.000%	0.100%	0.250%
III	0.000%	0.125%	0.325%
IV	0.000%	0.150%	0.475%
V	0.000%	0.175%	0.625%
VI	0.015%	0.225%	0.825%

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and that is administered or managed by:

(a)	a Lender;

(b)	an Affiliate of a Lender; or

(c)	an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Auto-Reinstatement Letter of Credit” has the meaning set forth for that term in Section 2.4(n).

“Available Unrestricted EBITDA” means, for any period, that portion of Unrestricted EBITDA of any Unrestricted Subsidiaries for that period which may legally be distributed in Cash to Parent and the Restricted Subsidiaries during that fiscal period in accordance with applicable Law and subject to any Contractual Obligations (including credit documents) which are binding upon such Unrestricted Subsidiaries or their respective Properties, but which (a) is not included in EBITDA, (b) has not been received in Cash by Parent and the Restricted Subsidiaries (either by way of a distribution or by means of a loan), and (c) represents the net amount which would have been received by Parent and the Restricted Subsidiaries had such Unrestricted EBITDA actually been distributed to them.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of:

(a)	the Federal Funds Rate plus 1/2 of 1%; and

(b)	the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”

The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” and “Base Rate Loan” mean, respectively, a Revolving Advance or a Revolving Loan or a Term Loan specified to be a Base Rate Advance or Loan in accordance with Article 2.

“Base Rate Margin” means, as of each date of determination, the relevant interest rate margin set forth in the definition of Applicable Rates.

“Borrower Materials” has the meaning set forth for that term in Section 7.3.

“Borrowers” means, collectively, Company and each Wholly-Owned Subsidiary which is hereafter designated as a Borrower in accordance with Section 2.9, and their respective successors and permitted assigns.

“Borrowing” means a borrowing consisting of Revolving Loans, Swing Line Advances or Term Loans, as the context may require.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which commercial banks are authorized or required to be closed in Dallas, Texas or New York.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as Cash in accordance with Generally Accepted Accounting Principles, consistently applied.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, Cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Issuing Lenders and the Lenders).

“Certificate of a Responsible Official” means a certificate signed by a Responsible Official of the Person providing the certificate.

“Change in Control” means the occurrence of a Rating Decline in connection with any of the following events (or, if the Debt Ratings are not then Investment Grade, any further decline in the Debt Ratings):

(a)	upon any merger or consolidation of Parent with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Parent, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of securities representing a majority of the total voting power of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity;

(b)	when any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the Securities and-Exchange Commission under said Act) of securities representing a majority of total voting power of the aggregate outstanding securities of Parent normally entitled to vote in the election of directors of Parent;

(c)	when, during any period of 12 consecutive calendar months, individuals who were directors of Parent on the first day of such period (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Parent; or

(d)	the sale or disposition, whether directly or indirectly, by Parent of all or substantially all of its assets.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Agency; or

(c)	the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Agency.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commitment” means, as to each Lender, its Revolving Commitment and/or Term Loan Commitment, as the context requires.

“Company” means Harrah’s Operating Company, Inc., its successors and permitted assigns.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, properly completed and signed on behalf of Borrowers by a Senior Officer of each Borrower.

“Contingent Obligation” means, as to any Person, any:

(a)	guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person; or

(b)	assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well”, “make-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Credit Extension” means each of the following:

(a)	a Borrowing; and

(b)	a L/C Credit Extension.

“Creditors” means, collectively, the Administrative Agent, each Issuing Lender, the Swing Line Lenders, each Lender, the Syndication Agent, the Co-Documentation Agents, and, where the context requires, any one or more of them.

“Debt Rating” means, as of any date of determination, the credit ratings assigned by Moody’s and S&P to senior unsecured Indebtedness of the Company, provided however that (a) if the credit facilities hereunder receive a split-rating and the rating differential is one level, the higher of the two ratings will apply, and (b) if the credit facilities hereunder are “split-rated” and the ratings differential is more than one level, the highest intermediate rating shall be used.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate prescribed in Section 3.9.

“Defaulting Lender” means any Lender that:

(a)	has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder;

(b)	has otherwise failed to pay over to the Administrative Agent, any other Lender or Borrowers any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or

(c)	has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Defeased Debt” means any Indebtedness of Parent or the Restricted Subsidiaries which, at any relevant time, is subject to legal or covenant defeasance in a manner which is reasonably acceptable to the Administrative Agent.

“Designated Deposit Account” means a deposit account to be maintained by Borrowers with Bank of America, as from time to time designated by Borrowers by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, with respect to any Eurodollar Rate Loan:

(a)	the London Eurodollar Market; or

(b)	if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market; or

(c)	if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrowers and the Requisite Lenders; or

(d)	in the case of Alternative Currency Loans, the prime banks in London or other applicable offshore interbank market for such currency.

“Disqualification” means, with respect to any Lender:

(a)	the failure of that Person timely to file pursuant to applicable Gaming Laws:

(i) any application requested of that Person by any Gaming Board in connection with any licensing required of that Person as a lender to Borrowers; or

(ii) any required application or other papers in connection with determination of the suitability of that Person as a lender to Borrowers;

(b)	the withdrawal by that Person (except where requested or permitted by the Gaming Board) of any such application or other required papers; or

(c)	any final determination by a Gaming Board pursuant to applicable Gaming Laws:

(i) that such Person is “unsuitable” as a lender to Borrowers;

(ii) that such Person shall be “disqualified” as a lender to Borrowers; or

(iii) denying the issuance to that Person of any license required under applicable Gaming Laws to be held by all lenders to Borrowers.

“Distributed EBITDA Loan” means Indebtedness of Parent, the Company or of any Special Purpose Subsidiary to an Unrestricted Subsidiary representing a loan to Parent, to the Company or to that Special Purpose Subsidiary of the distributed cash flow of that Unrestricted Subsidiary (or of any other Unrestricted Subsidiary which is wholly-owned, directly or indirectly, by the first Unrestricted Subsidiary).

“Distributed Unrestricted EBITDA” means, for any period, the amount of Unrestricted EBITDA actually received by Parent and the Restricted Subsidiaries in Cash during that period, either by way of a distribution, by means of Distributed EBITDA Loans or by means of return of capital invested by Parent and the Restricted Subsidiaries in the Unrestricted Subsidiary, in each case net of any further investment during that period by Parent and the Restricted Subsidiaries in the Unrestricted Subsidiaries to which such Unrestricted EBITDA is attributable.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any L/C Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or L/C Alternative Currency.

“Dollars” or “$” means United States dollars.

“EBITDA” means, for any period, the sum of (y) Net Income for such period plus (in each case to the extent related to Parent and the Restricted Subsidiaries and deducted in determining such Net Income):

(a)	income taxes;

(b)	Interest Expense;

(c)	depreciation and amortization;

(d)	minority interest;

(e)	extraordinary losses (or minus extraordinary gains);

(f)	Pre-Opening Expenses;

(g)	nonrecurring non-cash charges, and after deduction of any nonrecurring non-cash gains; and

(h)	any item of expense for equity-based compensation;

provided that, in calculating “EBITDA,” and to the extent otherwise included in Net Income for any portion of the relevant period:

(i)	the operating results of each New Project which commences operations and records not less than one full fiscal quarter’s operations during the relevant period shall be annualized on a straight line basis; and

(ii)	EBITDA shall be adjusted, on a pro forma basis, (A) to include the operating results of each Person or group of operating assets or property acquired by Parent and the Restricted Subsidiaries during the relevant period for a consideration which is in excess of $50,000,000, and (B) to exclude the operating results of each Person or group of operating assets (1) which are sold or otherwise disposed of by Parent and the Restricted Subsidiaries for a consideration in excess of $50,000,000, (2) whose operations are discontinued during the relevant period, or (3) which are owned by or contributed to an Unrestricted Subsidiary.

plus, without duplication, (z) Distributed Unrestricted EBITDA for that period.

“Effective Date” means the time and Business Day on which the conditions set forth in Section 8.1 are satisfied or waived, and the initial Loans hereunder are made.

“Election to Become a Borrower” means an Election to Become a Borrower, substantially in the form of Exhibit D to this Agreement, properly completed and duly executed by each required party thereto.

“Eligible Assignee” means:

(a)	a Lender;

(b)	an Affiliate of a Lender;

(c)	an Approved Fund; and

(d)	any other Person (other than a natural person) approved by the Administrative Agent, and (unless an Event of Default has occurred and is continuing), the Parent and the Borrowers (each such approval not to be unreasonably withheld or delayed);

provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent and the Borrowers or any of their respective Affiliates or Subsidiaries.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Business Day” means any Business Day on which dealings in Dollar deposits, or the relevant Alternative Currency, are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Margin” means, as of each date of determination, the relevant interest rate margin set forth in the definition of Applicable Rates.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a)

the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers

Association Interest Settlement Rate for deposits in Dollars in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)	if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)	if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Advance” and “Eurodollar Rate Loan” mean, respectively, a Revolving Advance or a Revolving Loan or Term Loan that bears interest at the Eurodollar Rate. All Alternative Currency Loans must be Eurodollar Rate Loans.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall have the meaning provided in Section 9.1.

“Existing Subordinated Debt” means, collectively:

(a)	the outstanding principal balance of the Company’s 9.375% Senior Subordinated Notes due 2007 (originally issued by Park Place Entertainment Corporation);

(b)	the outstanding principal balance of the Company’s 8.875% Senior Subordinated Notes due 2008 (originally issued by Park Place Entertainment Corporation);

(c)	the outstanding principal balance of the Company’s 7.875% Senior Subordinated Notes due 2010 (originally issued by Park Place Entertainment Corporation); and

(d)	the outstanding principal balance of the Company’s 8.125% Senior Subordinated Notes due 2011 (originally issued by Park Place Entertainment Corporation).

“Facility Fee Rate” means, as of each date of determination, the rate set forth in the applicable column in the definition of Applicable Rates.

“Facility Office” means (a) the United States office or offices of that Lender, or (b) if identified by that Lender, such other office or offices notified by a Lender to the Administrative Agent in writing as the office or offices through which it will perform its obligations under this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that:

(a)	if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and

(b)	if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means the fiscal quarter of Parent consisting of a three month fiscal period ending on each March 31, June 30, September 30, December 31.

“Fiscal Year” means the fiscal year of Parent consisting of a twelve month fiscal period ending on each December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Gaming Board” means any Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Parent and its Subsidiaries within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Parent and its Subsidiaries within its jurisdiction.

“Generally Accepted Accounting Principles” means, as of any date of determination, accounting principles:

(a)	set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b)	set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board; or

(c)	that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America.

The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Governmental Agency” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.8(h).

“Hazardous Materials” means substances defined as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as hazardous, toxic or pollutant pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or in any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all federal, state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials applicable to any of the Real Property.

“Indebtedness” means, as to any Person and as of each date of determination, without duplication:

(a)	all obligations of such Person for borrowed money;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(d)	all obligations of such Person as lessee which are capitalized in accordance with Generally Accepted Accounting Principles;

(e)	all indebtedness or other obligations secured by a contractual Lien on any asset of such Person, whether or not such indebtedness or other obligations are otherwise an obligation of such Person; and

(f)	all Contingent Obligations made by such Person (including by way of provision of letters of credit or other contingent obligations) with respect to indebtedness or other obligations of any other Person which constitute “Indebtedness” of a type or class described in clauses (a) through (e) of this definition.

“Initial Pricing Period” means the period beginning on the Effective Date and ending February 28, 2007.

“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

“Intercompany Debt” means any Indebtedness owed by a Restricted Subsidiary to Parent or any other Restricted Subsidiary.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a)	Adjusted EBITDA for the four Fiscal Quarter period ending on that date; to

(b)	Interest Expense of Parent and the Restricted Subsidiaries for the same period, provided that:

(i) in respect of any period for which there has been a pro forma adjustment to EBITDA to include the results of operations of any Person or assets acquired by Parent and the Restricted Subsidiaries (as contemplated in the definition of “EBITDA”), Interest Expense shall be adjusted on a pro forma basis to include the amount of interest which would have been payable by the Parent and the Restricted Subsidiaries on Indebtedness which is equal to the consideration paid to acquire that Person or assets for the entire period;

(ii) in respect of any period for which there has been a pro forma adjustment to EBITDA to exclude the results of operations of any Person or assets sold or disposed of by Parent and the Restricted Subsidiaries (as contemplated in the definition of “EBITDA”), Interest Expense shall be adjusted on a pro forma basis to exclude the amount of interest which would have been payable by the Parent and the Restricted Subsidiaries on Indebtedness which is equal to the consideration received by them for such Person or assets for the entire period; and

(iii) Interest Expense in respect of Distributed EBITDA Loans held by Unrestricted Subsidiaries and with an aggregate balance (including accrued interest) not exceeding $250,000,000 shall be excluded.

“Interest Differential” means, with respect to any prepayment of a Eurodollar Rate Loan on a day prior to the last day of the applicable Interest Period and with respect to any failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in any Request for Loan:

(a)	the per annum interest rate payable pursuant to Section 3.1(c) with respect to the Eurodollar Rate Loan; minus

(b)	the Eurodollar Rate on, or as near as practicable to the date of the prepayment or failure to borrow for, a Eurodollar Rate Loan commencing on such date and ending on the last day of the Interest Period of the Eurodollar Rate Loan so prepaid or which would have been borrowed on such date.

“Interest Expense” means, as of the last day of any fiscal period, the sum of:

(a)	all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under Generally Accepted Accounting Principles, plus

(b)	the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week, 1, 2, 3 or 6 months thereafter, as selected by the Borrowers in their Request for Loan, or such other period requested by the Borrowers and consented to by all the Lenders; provided that:

(a)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means:

(a)	with respect to S&P, a rating of BBB- or higher; and

(b)	with respect to Moody’s, a rating of Baa3 or higher.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Request for Letter of Credit, an Application for Letter of Credit, and any other document, agreement and instrument entered into by the Issuing Lender in respect of the relevant Letter of Credit and any Borrower or in favor of an Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender” means, as to each Letter of Credit, the Lender which issues the same in accordance with Section 2.4, but only when acting in its capacity as Issuing Lender for that Letter of Credit. Subject to the procedures set forth in Section 2.4, any Lender may, at its option, be a Issuing Lender for Letters of Credit issued under this Agreement.

“Joint Lead Arrangers” means Banc of America Securities LLC and Deutsche Bank Securities Inc. The Joint Lead Arrangers (in such capacities) shall have no additional duties or obligations under this Agreement or the other Loan Documents over those attributable to Lenders generally.

“Joint Venture Holding Company” means any Subsidiary of Parent which has no substantial assets other than equity securities, securities convertible into equity securities and warrants, options or similar rights to purchase such equity securities or convertible securities (and any dividends, Cash, instruments or other property received in respect of or in exchange for any of the foregoing), in each case issued by Persons which are not Subsidiaries of Parent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Aggregate Revolving Commitments.

“L/C Alternative Currency” means each of Euros, British Pounds Sterling, Singapore Dollars, Yen, and each other currency (other than Dollars) that is approved in accordance with Section 1.10.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced by a Revolving Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Lender.

“Letter of Credit Fee” means, as of each date of determination, the rate set forth in the definition of Applicable Rates.

“Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Parent or any of the Restricted Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease or other agreement that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2, including each Swing Line Advance and Revolving Advance and the Term Loans.

“Loan Documents” means, collectively, this Agreement, any Revolving Advance Notes, any Term Loan Notes, the Letters of Credit, the Swing Line Documents, the Parent Guaranty, any Request for Loan, any Request for Letter of Credit, each Application for Letter of Credit, any Compliance Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by Parent or any of the Restricted Subsidiaries or Affiliates to the Administrative Agent or any other Creditor in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Parties” means, collectively, the Borrowers and the Parent.

“Management Company” means any Restricted Subsidiary which has no substantial assets other than contractual rights to receive fees under management agreements, development agreements or similar instruments.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.2.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any set of circumstances or events which:

(a)	has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document;

(b)	is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets, business or operations of Parent and the Restricted Subsidiaries, taken as a whole; or

(c)	materially impairs or could reasonably be expected to materially impair the ability of Parent and the Restricted Subsidiaries, taken as a whole, to perform the Obligations.

“Material Operating Property” means, as of each date of determination, each resort, hotel, casino or other similar property owned, leased or operated by Parent or the Restricted Subsidiaries as of that date for which, during the then most recently ended period of four fiscal quarters, the attributable portion of EBITDA for that period was in excess of $25,000,000 (as reasonably determined by the Company), provided that in the event that Parent publicly announces that the relevant property will be closed to the public in its entirety for a period in excess of one month in connection with its demolition, remodeling, redevelopment or expansion, and substantially concurrently with such closure the ownership thereof is contributed or otherwise transferred to an Unrestricted Subsidiary (or if the entity owning such Property is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement), then from and after the date upon which such contribution, transfer or designation, it shall no longer be considered to be a Material Operating Property.

“Maturity Date” means February 14, 2010.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Parent or any of the Restricted Subsidiaries that prohibits Liens on any of its or their Property, other than

(a)	any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.4 which affects only the Property that is the subject of such permitted Lien and

(b)	any such covenant that does not apply to Liens securing the Obligations.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Parent and its Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied, minus that portion of such net income which is attributable to the operations of Unrestricted Subsidiaries.

“Net Tangible Assets” means, as of each date of determination, the consolidated total assets of Parent and its Subsidiaries as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered in accordance with Section 7.1, after deducting therefrom:

(a)	all current liabilities of Parent and its Restricted Subsidiaries (excluding (i) the current portion of long term Indebtedness, (ii) inter-company liabilities (as amongst Parent and its Restricted Subsidiaries and the Distributed EBITDA Loans), and (iii) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed);

(b)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the latest consolidated balance sheet of Parent prepared in accordance with Generally Accepted Accounting Principles; and

(c)	without duplication as to (a) and (b), the total assets of the Unrestricted Subsidiaries as of that date, determined in accordance with Generally Accepted Accounting Principles.

“New Project” means each capital project which is either a new gaming project or a new feature at an existing gaming project owned by Parent or the Restricted Subsidiaries (as opposed to owned by an Unrestricted Subsidiary) having a development and construction budget in excess of $100,000,000 which hereafter receives a certificate of completion or occupancy and all relevant gaming and other licenses, and in fact commences operations.

“Non-Reinstatement Deadline” has the meaning set forth for that term in Section 2.4(n).

“Obligations” means all present and future obligations of every kind or nature of Parent, Borrowers or any Party at any time and from time to time owed to the Creditors or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Parent, any Borrower or any Restricted Subsidiary.

“Opinions of Counsel” means:

(a)	the favorable written legal opinion of Borrower’s Vice President and Associate General Counsel; and

(b)	the favorable written legal opinion of Latham & Watkins, LLP, special counsel to Parent and the Company, substantially in the form of Exhibit E, together with copies of all factual certificates and legal opinions upon which such counsel have relied.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means:

(a)	with respect to Revolving Loans and Swing Line Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Advances, as the case may be, occurring on or prior to such date;

(b)	with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts; and

(c)	with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans occurring on or prior to such date.

“Parent” means Harrah’s Entertainment, Inc., a Delaware corporation, and its permitted successors and assigns.

“Parent Guaranty” means the Guaranty executed by Parent on the Effective Date with respect to the Obligations, substantially in the form of Exhibit F, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Participant” has the meaning specified in Section 11.8(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Party” means any Person other than Creditors which now or hereafter is a party to any of the Loan Documents.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or has an obligation to contribute.

“Permitted Encumbrances” means:

(a)	inchoate Liens incident to construction or maintenance of Real Property; or Liens incident to construction or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(b)	Liens for taxes and assessments on and similar charges with respect to Real Property which are not yet past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material Real Property is subject to a material risk of loss or forfeiture;

(c)	defects and irregularities in title to any Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

(d)	easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, driveways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Real Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

(e)	easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(f)	rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Real Property;

(g)	rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(h)	present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(i)	statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

(j)	covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

(k)	rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

(l)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m)	Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which Parent or any of its Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(n)	Liens consisting of deposits of property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor) in the ordinary course of business;

(o)	Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p)	Liens consisting of deposits of property to secure statutory obligations of Parent or any of the Restricted Subsidiaries in the ordinary course of its business;

(q)	Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Parent or any of the Restricted Subsidiaries is a party in the ordinary course of business;

(r)	Liens created by or resulting from any litigation or legal proceeding involving Parent or any of the Restricted Subsidiaries in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture;

(s)	precautionary UCC financing statement filings made in connection with operating leases and not constituting Liens;

(t)	other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Parent and the Restricted Subsidiaries, taken as a whole; and

(u)	Liens securing the obligations of Parent, the Borrowers and the Restricted Subsidiaries under the Third Amended and Restated Credit Agreement and the “Loan Documents” referred to therein, provided that, concurrently with the creation, granting or assumption of any such Liens, an equal, ratable and pari passu Lien on the property subject thereto is granted to the Administrative Agent and the Lenders to secure the obligations of Parent, the Borrowers and the Restricted Subsidiaries under this Agreement and the Loan Documents.

“Permitted Right of Others” means a Right of Others consisting of:

(a)	an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held;

(b)	an option or right to acquire a Lien that would be a Permitted Encumbrance;

(c)	the subordination of a lease or sublease in favor of a financing entity; and

(d)	a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of Parent and its Subsidiaries for such period, prepared in accordance with Generally Accepted Accounting Principles.

“Pricing Level” means, as of each date of determination, the pricing level set forth below opposite (a) the Debt Rating then in effect or (b) the Total Debt Ratio as of the last day of the Fiscal Quarter ending approximately 60 days prior to the first day of that Pricing Period in which such date occurs (whichever criteria yields the lowest interest rates and other pricing to the Borrowers), provided that during the Initial Pricing Period, the Applicable Pricing Level shall be Pricing Level IV:

Applicable Pricing Level	Total Debt Ratio	Debt Rating
Pricing Level I	Not Applicable	A-/A3 or higher
Pricing Level II	Not Applicable	BBB+/Baa1
Pricing Level III	< 3.25:1.00	BBB/Baa2
Pricing Level IV	> 3.25:1.00 but < 3.75:1.00	BBB-/Baa3
Pricing Level V	> 3.75:1.00 but < 4.25:1.00	BB+/Ba1
Pricing Level VI	> 4.25:1.00 but < 4.75:1.00	BB/Ba2 or lower or unrated

“Pricing Period” means (a) the Initial Pricing Period, and (b) each subsequent three month period beginning on each March 1, June 1, September 1 and December 1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning set forth for that term in Section 7.3.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Rating Decline” means the occurrence of a decrease in the Debt Rating by either Moody’s or S&P to below Investment Grade on any date on or within 90 days after the date of the first public notice of:

(a)	the occurrence of an event described in clauses (a) through (d) of the definition of “Change in Control;” or

(b)	the intention by any of the Parent or Borrowers to effect such an event (which 90-day period shall be extended so long as the Debt Rating is under publicly announced consideration for possible downgrade by Moody’s or S&P).

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Parent or any of the Restricted Subsidiaries.

“Register” has the meaning specified in Section 11.8(c).

“Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit G, together with any forms of application for letter of credit required by the relevant Issuing Lender therefor, in each case signed by a Responsible Official of a Borrower on behalf of that Borrower and properly completed to provide all information required to be included therein (provided that it is understood that the terms of the Loan Documents shall govern and control in the event of any conflict between the terms of any such application and the Loan Documents).

“Request for Loan” means a written request for a Revolving Advance or Term Loans substantially in the form of Exhibit H, signed by a Responsible Official of a Borrower, on behalf of that Borrower, and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means:

(a)	as of any date of determination prior to the termination of the Commitments, Lenders having in the aggregate 51% or more of the Aggregate Commitments; and

(b)	as of any date of determination if the Commitments have then been terminated, Lenders holding 51% of the Total Outstandings.

“Responsible Official” means when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

“Restricted Subsidiary” means the Company, each other Borrower and each other Subsidiary of the Parent which is not designated as an “Unrestricted Subsidiary” in accordance with Section 2.10.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative

Currency, and (iii) such additional dates as the Administrative Agent shall determine or the Requisite Lenders shall require (or that the Company may request); and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Requisite Lenders shall require (or that the Company may request).

“Revolving Advance” means any Advance of a Revolving Loan made to a Borrower by any Lender in accordance with its Applicable Percentage of the Aggregate Revolving Commitments pursuant to Section 2.1(a).

“Revolving Commitment” means, as to each Lender, its obligation to:

(a)	make Revolving Advances to the Borrowers pursuant to Section 2.1;

(b)	purchase participations in L/C Obligations; and

(c)	purchase participations in Swing Line Advances;

in each case, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Advance Note” means any promissory note made by the Company (or in the appropriate case, by each other Borrower) to a Lender evidencing the Revolving Advances under that Lender’s Revolving Commitment to the Company (or to that Borrower), substantially in the form of Exhibit B-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Revolving Loans” means the group of loans that are comprised of Revolving Advances.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable ownership right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that

(a)	any covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person,

(b)	any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, and

(c)	any residual rights held by a lessor or vendor of Property, shall not be deemed to constitute a Right of Others.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback” means, with respect to any Person, the sale of Property owned by that Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property (or any portion thereof) by the Buyer to the Seller.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Senior Officer” means Parent’s and each Borrower’s: chief executive officer, president, chief financial officer, treasurer, vice presidents or secretaries.

“Significant Subsidiary” means, as of any date of determination, each Restricted Subsidiary that had on the last day of the Fiscal Quarter then most recently ended total assets (determined in accordance with Generally Accepted Accounting Principles) of $50,000,000 or more.

“SPC” has the meaning specified in Section 11.8(h).

“Special Eurodollar Circumstance” means the application or adoption after the date hereof of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders.

“Special Purpose Subsidiary” means any Wholly-Owned Subsidiary which (a) is a Restricted Subsidiary, (b) owns no equity interests in any Borrower or any other Restricted Subsidiary, (c) conducts no active trade or business, (d) has no Indebtedness other than in respect of Distributed EBITDA Loans, (e) owns no Indebtedness other than Indebtedness of Parent, (f) for the obligations of which Parent and its other Restricted Subsidiaries have no personal or corporate liability, and (g) the obligations of which are not guaranteed or otherwise supported, directly or indirectly, by any Person other than Parent.

“Solvent” as to any Person shall mean that:

(a)	the sum of the assets of such Person, both at a fair valuation and at present fair saleable value, exceeds its liabilities, including its probable liability in respect of contingent liabilities;

(b)	such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted; and

(c)	such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.

For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate reasonably determined by the Administrative Agent to be the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means:

(a)	the Existing Subordinated Debt; and

(b)	any other Indebtedness of Parent or the Company which according to its terms is, or in any manner purports to be, contractually subordinated to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swing Lines” means one or more revolving lines of credit established by the Swing Line Lenders in favor of Borrowers pursuant to Section 2.5.

“Swing Line Advances” means Advances made by the Swing Line Lenders to any of the Borrowers pursuant to Section 2.5.

“Swing Line Documents” means the promissory notes and any other documents executed by Borrowers in favor of the Swing Line Lenders in connection with the Swing Lines.

“Swing Line Lenders” means (a) initially Bank of America, and (b) any of the other Lenders designated by the Borrowers from time to time in a writing delivered to the Administrative Agent, provided that not more than three Lenders shall be Swing Line Lenders at any time.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrowers on all Swing Line Advances then outstanding.

“Syndication Agent” means Deutsche Bank AG New York Branch. Deutsche Bank AG New York Branch shall not have any additional rights, duties or obligations under this Agreement or the other Loan Documents by reason of its being a Syndication Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” means the Advance of a Term Loan made to the Company by any Lender in accordance with its Applicable Percentage of the Aggregate Term Loan Commitments pursuant to Section 2.1(b).

“Term Loans” has the meaning set forth for that term in Section 2.1(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan on the Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1.

“Term Loan Note” means any promissory note made by the Company to a Lender evidencing the Term Loan under that Lender’s Term Loan Commitment to the Company, substantially in the form of Exhibit B-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Third Amended and Restated Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of April 25, 2006, among the Company, Parent, the lenders referred to therein, and Bank of America, N.A., as Administrative Agent, as amended as of the Effective Date and as it may subsequently be amended or otherwise modified.

“Total Debt” means, as of any date of determination, (y) the sum (without duplication) of:

(a)	the outstanding principal Indebtedness of Parent and the Restricted Subsidiaries for borrowed money (including debt securities issued by Parent or any of the Restricted Subsidiaries) on that date; plus

(b)	the aggregate amount of all Capital Lease Obligations of Parent and the Restricted Subsidiaries on that date; plus

(c)	all obligations in respect of letters of credit or other similar instruments for which Parent or any of the Restricted Subsidiaries are account parties or are otherwise obligated; plus

(d)	the aggregate amount of all Contingent Obligations and other similar contingent obligations of Parent and the Restricted Subsidiaries with respect to any of the foregoing; plus

(e)	any obligations of Parent or any of the Restricted Subsidiaries to the extent that the same are secured by a Lien on any of the assets of Parent or the Restricted Subsidiaries;

minus

(z)	Distributed EBITDA Loans held by an Unrestricted Subsidiary and with an aggregate balance (including accrued interest) not to exceed $250,000,000, but only for so long as neither the Unrestricted Subsidiary which is the creditor in respect of such Distributed EBITDA Loans nor any of its Subsidiaries is in default to any creditor holding Indebtedness in an aggregate principal amount which is in excess of $25,000,000.

In computing “Total Debt,” the amount of any Contingent Obligation or letter of credit shall be deemed to be zero unless and until (1) in the case of obligations in respect of letters of credit, a drawing is made with respect thereto and (2) in the case of any other Contingent Obligations, demand for payment is made with respect thereto.

“Total Debt Ratio” means, as of the last day of any Fiscal Quarter, the ratio of:

(a)	Total Debt on that date; to

(b)	Adjusted EBITDA for the four Fiscal Quarter period ending on that date.

“type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, Swing Line Advances and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Advances and all L/C Obligations.

“Unreimbursed Amount” has the meaning specified in Section 2.4(g).

“Unrestricted EBITDA” means, for any period, the combined net income of the Unrestricted Subsidiaries for such period determined in accordance with GAAP plus (in each case to the extent deducted in determining such net income):

(a)	income taxes;

(b)	Interest Expense;

(c)	depreciation and amortization;

(d)	minority interest;

(e)	extraordinary losses (or minus extraordinary gains); and

(f)	nonrecurring non-cash charges, and after deduction of any nonrecurring non-cash gains.

“Unrestricted Subsidiary” means (a) each of the Subsidiaries designated on Schedule 1.3 and (b) each other Subsidiary of Parent which is so designated following the Effective Date in accordance with Section 2.10.

“Wholly-Owned Subsidiary” means any Person 100% of whose capital stock, partnership interests, membership interests or other forms of equity ownership interest (other than directors qualifying shares and similar interests) is at the time owned, directly or indirectly, by Parent.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 6.5 and 6.6 would then be calculated in a different manner or with different components,

(a)	Parent, Borrowers and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Parent’s consolidated financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles, and

(b)	Parent and Borrowers shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90 day period following any such change in Generally Accepted Accounting Principles if and to the extent that Parent and Borrowers would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by Parent and Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise,

(i)	any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document),

(ii)	any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(iii)	the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof,

(iv)	all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear,

(v)	any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

(vi)	the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)	The use of the word “or” is not exclusive.

1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Las Vegas, Nevada local time (daylight or standard, as applicable).

1.9 Exchange Rates. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or L/C Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent.

1.10 Additional L/C Alternative Currencies.

(a)

The Borrowers may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “L/C Alternative Currency;” provided that each such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Each such request shall be subject to the approval of both the Administrative Agent and the relevant Issuing Lender.

(b)	Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the relevant Issuing Lender in their sole discretion). The Administrative Agent shall promptly notify the relevant Issuing Lender thereof. The relevant Issuing Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)	Any failure by the relevant Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Lender to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the relevant Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be a L/C Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrowers.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

2.1 Loans - General

(a)	Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Effective Date through (but excluding) the Maturity Date, each Lender shall, pro rata according to that Lender’s Applicable Percentage of the then applicable Aggregate Revolving Commitments, make Revolving Advances to Borrowers in such amounts as any Borrower may request provided that:

(i)	giving effect to such Revolving Advances, the Outstanding Amount of Revolving Loans, L/C Obligations and Swing Line Outstandings shall not exceed the Aggregate Revolving Commitments at any time; and

(ii)	without the consent of all of the Lenders, the Total Revolving Outstandings of each Borrower hereafter designated as such pursuant to Section 2.9 shall not exceed that Borrower’s Aggregate Sublimit at any time. Subject to the limitations set forth herein, each of the Borrowers may borrow, repay and reborrow under the Aggregate Revolving Commitments without premium or penalty.

(b)	Subject to the terms and conditions set forth in this Agreement, on the Effective Date, each Lender shall, pro rata according to that Lender’s Applicable Percentage of the Aggregate Term Loan Commitments, make a term loan (collectively, the “Term Loans”) in Dollars to the Company. Each continuation of the Term Loans shall be made only in Dollars. If not previously optionally prepaid, the principal of the Term Loans shall be repaid in full on the Maturity Date. Once repaid, no portion of the Term Loans may be reborrowed. There shall be no scheduled principal amortization of the Term Loans prior to the Maturity Date.

(c)	Subject to the next sentence, the Term Loans and each Revolving Loan shall be made pursuant to a Request for Loan executed by the relevant Borrower which shall specify the requested:

(i)	date of such Loan;

(ii)	type of Loan;

(iii)	amount of such Loan;

(iv)	in the case of a Eurodollar Rate Loan, the Interest Period for such Loan; and

(v)	in the case of Revolving Loans which are to be made in any Alternative Currency, designating the Alternative Currency in which such Revolving Loans are to be made (it being understood that in the absence of any designation to the contrary, Revolving Loans shall be made in Dollars).

Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrowers to the contrary, a Loan may be requested by telephone by a Responsible Official of any Borrower, in which case that Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a Loan purportedly made by a Responsible Official of a Borrower, and each Borrower hereby jointly and severally (but as between Borrowers, ratably) agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

(d)	Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender of any Loan requested by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the identity of the relevant Borrower, the date and type of the Loan, the applicable Interest Period, and that Lender’s Applicable Percentage of the requested Loan. Not later than 12:00 noon, Las Vegas local time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Applicable Percentage of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Loans shall be credited on that date in immediately available funds to the Designated Deposit Account.

(e)	Unless the Requisite Lenders otherwise consent, each Loan shall be an integral multiple of $1,000,000 and shall be not less than $10,000,000.

(f)	The Revolving Advances made by each Lender to each Borrower may be evidenced by a Revolving Advance Note issued by that Borrower and made payable to that Lender. The Borrowers shall, promptly upon request by any Lender, issue a Revolving Advance Note to that Lender to evidence the Revolving Advances made by that Lender in the amount of that Lender’s Revolving Commitment, but there shall be no requirement for the issuance of notes hereunder (except to the extent so requested by a Lender). The Term Loan made by each Lender to the Company may be evidenced by a Term Loan Note issued by the Company and made payable to that Lender. The Company shall, promptly upon request by any Lender, issue a Term Loan Note to that Lender to evidence the Term Loan made by that Lender, but there shall be no requirement for the issuance of notes hereunder (except to the extent so requested by a Lender).

(g)	A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof.

(h)	If no Request for Loan (or telephonic request for loan referred to in the second sentence of Section 2.1(c), if applicable) has been made within the requisite notice periods set forth in Sections 2.2 or 2.3 in connection with a Revolving Loan which, if made and giving effect to the application of the proceeds thereof, would not increase the outstanding principal Indebtedness evidenced by the Revolving Advance Notes of the relevant Borrower, then that Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Revolving Loan is due pursuant to Section 3.1(e)(i), a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal Indebtedness evidenced by such Revolving Advance Notes to remain the same and the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(c), 2.2 and 2.3.

2.1A Alternative Currency Subline.

(a)	The Lenders hereby severally agree to make Alternative Currency Advances under the Revolving Commitment in such amounts as any Borrower may request provided that giving effect to such Revolving Advances, the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, provided that, in addition to the other conditions set forth herein to Advances, Alternative Currency Advances shall also be subject to the fulfillment of the conditions set forth in Section 8.3.

(b)	In addition to the conditions set forth in Sections 2.1, 2.2 and 2.3, each Alternative Currency Loan shall be made pursuant to a Request for Loan, which shall indicate the Alternative Currency in which such Alternative Currency Loan shall be denominated. All such Requests for Loans shall be received by the Administrative Agent, at Administrative Agent’s Office, not later than 10:00 a.m. Las Vegas local time, at least four Eurodollar Business Days before the date of such Alternative Currency Loan. Each Alternative Currency Loan must be in an amount which is not less than 3,000,000 of the currency units of the relevant Alternative Currency.

(c)

During the existence of a Default or Event of Default, the Requisite Lenders may require that any or all of the then outstanding Alternative Currency Loans denominated in an Alternative Currency be prepaid. If any Event of Default is asserted in writing by the Administrative Agent or by the Requisite Lenders, then any payments received by the Administrative Agent (whether in Dollars or Alternative Currencies) shall be applied ratably to all of the outstanding Revolving Advances

(regardless of the currency in which such Revolving Advances are outstanding).

(d)	The Alternative Currency Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section 2.1A(d):

(i)	any partial prepayment shall be in an amount which is not less than 3,000,000 units of the applicable Alternative Currency (or any lesser outstanding amount);

(ii)	the Administrative Agent shall have received written notice of any prepayment, by 10:00 a.m. Las Vegas local time, three Eurodollar Business Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Alternative Currency Loan(s) being prepaid;

(iii)	each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid; and

(iv)	any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(d).

(e)	If the Administrative Agent notifies the Borrowers at any time that, by reason of any fluctuation in the values of Alternative Currencies versus the Dollar:

(i)	the aggregate Outstanding Amount of the Revolving Loans denominated in Alternative Currencies as of any Revaluation Date, if converted to their Dollar Equivalent, exceeds the Alternative Currency Sublimit then, within four Eurodollar Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Alternative Currency Sublimit; or

(ii)	the aggregate Outstanding Amount of the Revolving Loans (including the Outstanding Amount of the Revolving Loans denominated in Alternative Currencies converted to their Dollar Equivalent) and the L/C Obligations exceeds the Aggregate Revolving Commitments then, within two Eurodollar Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount, as of such date of payment, to an amount not in excess of the Aggregate Revolving Commitments.

(f)	Interest with respect to all Alternative Currency Loans shall be paid in the same manner as Revolving Loans as provided for in this Agreement, provided that, except as otherwise provided in Sections 3.1(d) and 3.9 of this Agreement, in the case of any Alternative Currency Loan of any Lender which is lent from a Facility Office in the United Kingdom or a Participating Member State, such Alternative Currency Loans shall bear interest at a rate per annum equal to the Eurodollar Rate for that Alternative Currency Loan plus the Eurodollar Margin plus the Mandatory Cost. With respect to Section 3.9 of this Agreement, the Mandatory Cost shall be added to the interest rate set forth therein with respect to any Alternative Currency Loans.

(g)	Interest and fees with respect to Alternative Currency Loans shall be computed in a manner which is consistent with the basis upon which rates are quoted for the relevant Alternative Currency Loans by the Administrative Agent (i.e., where the underlying quotation assumes a year of 360 days and the actual number of days elapsed, interest shall be charged in a manner consistent with such quotation). It is anticipated that the Administrative Agent will ordinarily provide rate quotations in respect of Alternative Currency Loans based on a year of 360 days and the actual number of days elapsed, but the Administrative Agent may provide rates quoted on other bases (and shall charge interest consistently therewith), to the extent that rates would otherwise be unavailable or impractical in the relevant Alternative Currency, in each case by notice to the Company and each affected Lender.

(h)	Payments generally shall be made in the same manner as Revolving Loans as provided for in this Agreement, provided that, except as otherwise expressly provided in this Agreement, and except with respect to principal of and interest on Revolving Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder with respect to principal and interest on Alternative Currency Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the same Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. All payments due under this Agreement will made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

2.2 Base Rate Loans. Each request by a Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m. Las Vegas local time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Revolving Loans shall constitute Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to Section 2.3.

2.3 Eurodollar Rate Loans.

(a)	Each request by a Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m., Las Vegas local time, at least three Eurodollar Business Days before the first day of the applicable Interest Period.

(b)	On the date which is two Eurodollar Business Days before the first day of the applicable Interest Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrowers and the applicable Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

(c)	Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than twenty Eurodollar Rate Loans shall be outstanding at any one time.

(d)	No Eurodollar Rate Loan may be requested during the existence of a Default or Event of Default.

(e)	No Lender shall be required to obtain the funds necessary to fund its Eurodollar Rate Advances in the Designated Eurodollar Market or from any other particular source of funds, rather each Lender shall be free to obtain such funds from any legal source.

2.4 Letters of Credit.

(a)	From time to time, each Lender which has agreed with the Borrowers to be designated as an Issuing Lender hereunder agrees to issue Letters of Credit in Dollars or in one or more L/C Alternative Currencies for the account of Parent, the Borrowers or any of their Restricted Subsidiaries in accordance with this Section 2.4. No Lender will be obligated to agree to be designated as an Issuing Lender, provided that Bank of America has agreed to act as an Issuing Lender.

(b)

Subject to the terms and conditions hereof, at any time and from time to time from the Effective Date through the day prior to the Maturity Date, any one or more of the Borrowers may request that any one or more of the Lenders issue, as Issuing Lender, additional Letters of Credit under the Aggregate Revolving Commitments denominated in Dollars or in one or more L/C Alternative Currencies by submission of a Request for Letter of

Credit and an Application for Letter of Credit to such Issuing Lender (with a copy to the Administrative Agent); provided that giving effect to all such Letters of Credit, (i) the Outstanding Amount of Revolving Loans, Swing Line Advances and L/C Obligations shall not exceed the Aggregate Revolving Commitments, (ii) without the consent of all of the Lenders, the Outstanding Amount of Revolving Loans, Swing Line Advances and L/C Obligations of each Borrower hereafter designated as such pursuant to Section 2.9 shall not exceed that Borrower’s Aggregate Sublimit at any time, and (iii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form reasonably acceptable to the relevant Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, no Letter of Credit shall have a term which extends beyond the day which is five days prior to the Maturity Date.

(c)	Each Request for Letter of Credit and Application for Letter of Credit shall be submitted to the relevant Issuing Lender, with a copy to the Administrative Agent, not later than 8:00 a.m. at least five Business Days prior to the date upon which the related Letter of Credit is proposed to be issued (or such shorter period as may be acceptable to the relevant Issuing Lender, but in any event providing not less than one Business Day’s notice to the Administrative Agent). The Administrative Agent shall promptly notify the relevant Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement (and no Lender shall purport to issue a Letter of Credit hereunder prior to its receipt of such confirmation in respect of the proposed Letter of Credit). Upon issuance, amendment to or extension of a Letter of Credit, the relevant Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

(d)

Upon the issuance of each Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the relevant Issuing Lender in an amount equal to that Lender’s Applicable Percentage of the Aggregate Revolving Commitments times the amount of such Letter of Credit (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a L/C Alternative Currency). Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the relevant Issuing Lender has not been reimbursed by the Borrower which is the account party for any Letter of Credit for any payment required to be made by the relevant Issuing Lender thereunder, each Lender shall, according to its Applicable Percentage of the Aggregate Revolving Commitments of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a L/C Alternative Currency), reimburse the relevant Issuing Lender, in Dollars, through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the relevant Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse the relevant Issuing Lender for the amount of any payment made by the relevant Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(e)	Promptly and in any event within one Business Day following any drawing upon a Letter of Credit, the Issuing Lender for that Letter of Credit shall provide notice thereof to the Administrative Agent. Each Borrower agrees to pay to the relevant Issuing Lender, in Dollars, through the Administrative Agent an amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a L/C Alternative Currency) equal to any payment made by the relevant Issuing Lender with respect to each Letter of Credit within one Business Day after demand made by the relevant Issuing Lender therefor, together with interest on such amount from the date of any payment made by the relevant Issuing Lender at the rate applicable to Base Rate Loans for three Business Days and thereafter at the Default Rate. The Administrative Agent shall remit the funds so received to the relevant Issuing Lender in Dollars. In the case of any such reimbursement under a Letter of Credit denominated in a L/C Alternative Currency, the Administrative Agent shall notify the Borrowers of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The principal amount of any such payment shall be used to reimburse the relevant Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the relevant Issuing Lender pursuant to Section 2.4(d), the interest amount of any such payment shall be for the account of the relevant Issuing Lender. Each Lender that has reimbursed the relevant Issuing Lender pursuant to Section 2.4(d) for its Applicable Percentage of the Aggregate Revolving Commitments of any payment made by the relevant Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the relevant Issuing Lender against Borrowers for reimbursement of principal and interest under this Section 2.4(e) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrowers with respect to such claim and in any interest payment made by Borrowers (but only with respect to periods subsequent to the date such Lender reimbursed the relevant Issuing Lender) with respect to such claim.

(f)

Each Borrower may, pursuant to a Request for Loan, request that Advances be made pursuant to Section 2.1(c) to provide funds for the payment required by Section 2.4(e) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such

Advances shall be paid directly by the Administrative Agent to the relevant Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g)	If Borrowers fail to make the payment required by Section 2.4(e) within the time period therein set forth, in lieu of the reimbursement to the relevant Issuing Lender under Section 2.4(d) the relevant Issuing Lender may (but is not required to), without notice to or the consent of Borrowers, require that the Administrative Agent request that the Lenders make Advances under the Aggregate Revolving Commitments in an aggregate amount equal to the amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a L/C Alternative Currency) paid by that Issuing Lender with respect to that Letter of Credit (the “Unreimbursed Amount”) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid by the Administrative Agent directly to the relevant Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(h)	The issuance of any supplement, modification, amendment or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(i)	The obligation of Borrowers to pay to each Issuing Lender the amount of any payment made by that Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrowers’ obligations shall not be affected by any of the following circumstances:

(i)	any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)	any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(iii)	the existence of any claim, setoff, defense, or other rights which any Borrower may have at any time against any Issuing Lender or any other Creditor, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv)	any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v)	payment by the relevant Issuing Lender under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi)	the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii)	the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)	the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)	any failure or delay in notice of shipments or arrival of any Property;

(x)	any error in the transmission of any message relating to a Letter of Credit not caused by the relevant Issuing Lender, or any delay or interruption in any such message;

(xi)	any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the relevant Issuing Lender;

(xii)	so long as the relevant Issuing Lender in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the relevant Issuing Lender in connection with a Letter of Credit; and

(xiii)	where the relevant Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

(j)	Each Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Article 10, mutatis mutandis.

(k)	Unless otherwise expressly agreed by an Issuing Lender and a Borrower when a Letter of Credit is issued, such Letter of Credit shall provide that (i) the rules of the ISP shall apply to it if it is a standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to it if it is a commercial Letter of Credit.

(l)	No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(i)	any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it;

(ii)	the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(iii)	except as otherwise agreed by the Administrative Agent and the relevant Issuing Lender, such Letter of Credit is to be denominated in a currency other than Dollars or a L/C Alternative Currency; or

(iv)	the Issuing Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(m)

If any Lender fails to make available to the Administrative Agent for the account of any Issuing Lender any amount, in Dollars, required to be paid by such Lender pursuant to the foregoing provisions of Sections 2.4(d) or 2.4(g), such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (m) shall be conclusive absent manifest error.

(n)	If any Borrower so requests in any applicable Letter of Credit Application, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”); provided, however, no such Auto-Reinstatement Letter of Credit shall be issued by any Issuing Lender without the prior written consent of the Administrative Agent if the aggregate amount of Auto-Reinstatement Letters of Credit (calculated in accordance with Section 1.7) exceeds $50,000,000. Unless otherwise directed by the Issuing Lender, the Borrowers shall not be required to make a specific request to the Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Requisite Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 8.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the Issuing Lender not to permit such reinstatement.

2.5 Swing Lines.

(a)

From time to time, each Lender which has agreed with the Borrowers to be designated as a Swing Line Lender agrees to make Swing Line Advances to the Borrowers in accordance with this Section 2.5. No Lender will be obligated to agree to be designated as a Swing Line Lender, provided that Bank of America has agreed to act as a Swing Line Lender as set forth in the Swing Line Documents between Bank of America and the Company in effect on the date hereof.

(b)	Subject to the terms and conditions set forth herein, each Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.5, to make Swing Line Advances in Dollars to any Borrower from time to time from the Effective Date through the Business Day prior to the Maturity Date in such amounts as that Borrower may request, provided that:

(i)	after giving effect to such Swing Line Advance, the aggregate Swing Line Outstandings owed to all Swing Line Lenders shall not exceed $50,000,000;

(ii)	after giving effect to such Swing Line Advance, the Outstanding Amount of Revolving Loans, Swing Line Advances and L/C Obligations shall not exceed the Aggregate Revolving Commitments;

(iii)	without the consent of all of the Lenders, no Swing Line Advance may be made during the continuation of any Default or Event of Default;

(iv)	without the consent of all of the Lenders, the Outstanding Amount of Revolving Loans, Swing Line Advances and L/C Obligations of each Borrower designated as such in accordance with Section 2.9 shall not exceed the Aggregate Sublimit for that Borrower at any time; and

(v)	the relevant Swing Line Lender has not given at least twenty-four hours prior notice to the Parent that availability under its Swing Line is suspended or terminated.

Borrowers may borrow, repay and reborrow under this Section 2.5. Unless notified to the contrary by the relevant Swing Line Lender, borrowings under each Swing Line may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of any Borrower made to the relevant Swing Line Lender (with a copy to the Administrative Agent) not later than 1:00 p.m., Las Vegas local time, on the Business Day of the requested Swing Line Advance (which telephonic request shall be promptly confirmed in writing by telecopier). Promptly after receipt of such a request for a Swing Line Advance, the Administrative Agent shall provide telephonic verification to the relevant Swing Line Lender that, after giving effect to such request, the Outstanding Amount of Revolving Loans, Swing Line Advances and L/C Obligations shall not exceed the Aggregate Revolving Commitments (and such verification shall be promptly confirmed in writing by telecopier). No

Swing Line Lender shall make any Swing Line Advance without receipt of such confirmation.

Unless the relevant Swing Line Lender otherwise agrees, each repayment of a Swing Line Advance shall be in an amount which is an integral multiple of $100,000. If a Borrower instructs a Swing Line Lender to debit any deposit account with that Swing Line Lender in the amount of any payment with respect to a Swing Line Advance, or that Swing Line Lender otherwise receives repayment, after 3:00 p.m., Las Vegas local time, on a Business Day, such payment shall be deemed received on the next Business Day.

Each Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a payment or other change therein.

(c)	Swing Line Advances shall bear interest at the rate agreed to from time to time between the Borrowers and the relevant Swing Line Lender (or, if not otherwise specified at a fluctuating rate per annum equal to that applicable from time to time for Base Rate Loans). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by each Swing Line Lender and in any event on the Maturity Date. The Swing Line Lenders shall be responsible for submitting invoices to the Borrowers for such interest. The interest payable on Swing Line Advances shall be solely for the account of the relevant Swing Line Lender unless and until the Lenders fund their participations therein pursuant to Section 2.5(e) by the making of Revolving Loans hereunder.

(d)	The Swing Line Advances shall be payable on demand made by the relevant Swing Line Lender and in any event on the Maturity Date.

(e)	Upon the making of a Swing Line Advance, each Lender shall be deemed to have purchased from the relevant Swing Line Lender a participation therein in an amount equal to that Lender’s Applicable Percentage of the Aggregate Revolving Commitments times the amount of the Swing Line Advance. Upon demand made by any Swing Line Lender, each Lender shall, according to its Applicable Percentage of the Aggregate Revolving Commitments, promptly provide to that Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lenders shall be absolute and unconditional (except only demand made by the relevant Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Applicable Percentage of the Aggregate Revolving Commitments of:

(i)	Swing Line Advances to the extent that Swing Line Outstandings are in excess of $50,000,000; and

(ii)	any Swing Line Advance made (absent the consent of all of the Lenders) when the relevant Swing Line Lender has written notice that a Default or Event of Default has occurred and such Default or Event of Default remains continuing or, to the extent that the relevant Swing Line Advance is in excess of the amounts permitted hereby, that Swing Line Lender failed to confirm that the amount of that Swing Line Advance was permitted hereby.

Each Lender that has provided a Swing Line Lender with the purchase price due for its participation in any Swing Line Advance shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of that Swing Line Lender against Borrowers for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrowers with respect to such claim and in any interest payment made by Borrowers (but only with respect to periods subsequent to the date such Lender paid the relevant Swing Line Lender its purchase price) with respect to such claim.

(f)	Upon any demand for payment of the Swing Line Outstandings by any Swing Line Lender, the relevant Borrower shall request a Loan in an amount sufficient to repay all Swing Line Outstandings (and, for this purpose, Section 2.1(d) shall not apply). In each case, the Administrative Agent shall automatically provide the responsive Advances made by each Lender to the Swing Line Lenders (which the Swing Line Lenders shall then apply to the Swing Line Outstandings). In the event that any Borrower fails to request a Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but shall not be required to, without notice to or the consent of Borrowers, cause Advances to be made by the Lenders to that Borrower in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The conditions precedent set forth in Article 8 shall not apply to Advances to be made by the Lenders pursuant to the three preceding sentences. The proceeds of such Advances shall be paid by the Administrative Agent directly to the Swing Line Lenders for application to the Swing Line Outstandings.

(g)

If any Lender fails to make available to the Administrative Agent for the account of a Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of Sections 2.5(e) or 2.5(f), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Advance, as the case may be. A certificate of a Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause shall be conclusive absent manifest error.

2.6 [Reserved].

2.7 Voluntary Reduction of the Aggregate Revolving Commitments. (a) Borrowers shall have the right, at any time and from time to time, without penalty or charge, upon at least three Business Days prior written notice to the Administrative Agent, voluntarily to reduce or to terminate, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $10,000,000, all or a portion of the then undisbursed portion of the Aggregate Revolving Commitments, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Aggregate Revolving Commitments being reduced or terminated. The Administrative Agent shall promptly notify the Lenders of any reduction of the Aggregate Revolving Commitments under this Section 2.7.

2.8 Optional Termination Upon Change in Control. Following the occurrence of a Change in Control, the Requisite Lenders may in their sole and absolute discretion elect to terminate the Aggregate Revolving Commitments and to require the repayment of all of the Obligations, during the sixty day period immediately subsequent to the later of (a) such occurrence and (b) the earlier of:

(i)	receipt of Borrowers’ written notice to the Administrative Agent of such occurrence; and

(ii)	if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent and the Lenders have actual knowledge of such Change in Control.

If Requisite Lenders elect to terminate the Aggregate Revolving Commitments and to require the repayment of all of the Obligations pursuant to the previous sentence, the Aggregate Revolving Commitments shall be terminated, and the Borrowers shall be required to prepay all of the outstanding Obligations, effective on the date which is sixty days subsequent to the date of written notice from the Administrative Agent to Borrowers thereof, and:

(i)	to the extent that there are then any Obligations outstanding, the same shall be immediately due and payable, and

(ii)	to the extent that any Letters of Credit are then outstanding, Borrowers shall provide Cash collateral for the same.

2.9 Additional Borrowers. From time to time following the Effective Date and when no Default or Event of Default exists, Parent and Company (and each other Borrower then a party to this Agreement) may jointly designate one or more additional Wholly-Owned Subsidiaries, which are organized under the Laws of a State of the United States of America and

which are not Unrestricted Subsidiaries, as additional co-borrowers under the Aggregate Commitments in accordance with the provisions of this Section 2.9, provided that (i) each Person which is designated as a co-borrower under the Third Amended and Restated Credit Agreement shall be concurrently designated as a co-borrower hereunder, and (ii) each Person which is designated as a co-borrower under this Agreement shall be concurrently designated as a co-borrower under the Third Amended and Restated Credit Agreement. Prior to the effectiveness of any such designation each such additional Borrower shall have duly authorized, executed and delivered to the Administrative Agent each of the following:

(a)	an Election to Become a Borrower, setting forth the proposed Aggregate Sublimit for that Borrower, together with such other documents, certificates, resolutions, opinions and other assurances as the Administrative Agent may reasonably require in connection therewith; and

(b)	Revolving Advance Notes and Swing Line Documents.

Promptly following the submission of the foregoing documents, the Administrative Agent shall inform the Lenders of the proposed designation and the proposed Aggregate Sublimit for that Borrower. Unless the Requisite Lenders have objected in writing to the proposed designee or Aggregate Sublimit within ten Business Days following such notice from the Administrative Agent (which objection may be in the sole discretion of each Lender), the Administrative Agent shall notify the Borrowers that the appointment is accepted, whereupon the proposed new Borrower shall be a Borrower for all purposes of this Agreement, with the Aggregate Sublimit set forth in its Election to Become a Borrower.

2.10 Unrestricted Subsidiaries. From time to time following the Effective Date and when no Default or Event of Default exists, Parent and Company (and each other Borrower then a party to this Agreement) may jointly designate one or more Subsidiaries of the Parent as Unrestricted Subsidiaries upon written notice to the Administrative Agent, provided that:

(a)	neither the Company, the other Borrowers, nor any Person which is then obligated with respect to the Obligations or any of them shall be designated as an Unrestricted Subsidiary;

(b)	except for Distributed EBITDA Loans with an aggregate balance (including accrued interest) in an aggregate amount not in excess of $250,000,000 at any time, no Subsidiary which is an Unrestricted Subsidiary shall own Indebtedness or any equity securities issued by Parent or any of the Restricted Subsidiaries;

(c)	no Unrestricted Subsidiary shall be obligated with respect to any Indebtedness of Parent or the Borrowers, or subject to any material covenants associated with any such Indebtedness;

(d)	No Person which is an Unrestricted Subsidiary may own any interest in any Property which, at the relevant time, is a Material Operating Property;

(e)	each Person which is designated as an Unrestricted Subsidiary under the Third Amended and Restated Credit Agreement shall be concurrently designated as an Unrestricted Subsidiary hereunder; and

(f)	each Person which is designated as an Unrestricted Subsidiary under this Agreement shall be concurrently designated as an Unrestricted Subsidiary under the Third Amended and Restated Credit Agreement.

2.11 Payment Presumptions by Administrative Agent.

(a)	Funding by Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at:

(i)	in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii)	in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.

If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Revolving Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)	Payments by Borrowers. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)	A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.11 shall be conclusive, absent manifest error.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Advances held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a)	notify the Administrative Agent of such fact; and

(b)	purchase (for Cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them;

provided that:

(i)	if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this Section 2.12 shall not be construed to apply to:

(A)	any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including prepayments of the Revolving Loans and/or Swing Line Advances without corresponding prepayments of the Term Loans and prepayments of the Alternative Currency Loans without prepayment of any other Loans); or

(B)	any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Eurodollar Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders under this Agreement or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Eurodollar Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE 3

PAYMENTS AND FEES

3.1 Principal and Interest.

(a)	Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b)	Interest accrued on each Base Rate Loan on each Quarterly Payment Date, and on the date of any prepayment of the Revolving Loans or Term Loans pursuant to Section 3.1(f), shall be due and payable on that day. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

(c)	Interest accrued on each Eurodollar Rate Loan having an Interest Period of three months or less shall be due and payable on the last day of the related Interest Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made (and, in the event that all of the Lenders have approved an Interest Period of longer than 6 months, every three months thereafter through the last day of the Interest Period) and on the last day of the related Interest Period. Except as otherwise provided in Sections 3.1(d) and 3.9, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Eurodollar Margin.

(d)	During the existence of a Default or Event of Default, the Requisite Lenders may determine that any or all then outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans. Such conversion shall be effective upon notice to Borrowers from the Requisite Lenders (or from the Administrative Agent on behalf of the Requisite Lenders) and shall continue so long as such Default or Event of Default continues to exist.

(e)	If not sooner paid, the outstanding principal Indebtedness of Revolving Loans and Term Loans, as applicable, shall be payable as follows:

(i)	the principal amount of each Eurodollar Rate Loan shall be payable on the last day of the Interest Period for such Loan;

(ii)	the amount, if any, by which the Outstanding Amount of Revolving Loans, Swing Line Advances and L/C Obligations at any time exceeds the Aggregate Revolving Commitments shall be payable immediately, and shall be applied to the ratable payment of the outstanding Revolving Loans, Swing Line Advances and L/C Obligations;

(iii)	the outstanding principal Indebtedness of Revolving Loans and Term Loans shall in any event be payable on the Maturity Date.

(f)	The outstanding principal Indebtedness of Revolving Loans, Swing Line Advances, L/C Obligations and Term Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section 3.1(f):

(i)	any partial prepayment shall be in an integral multiple of $1,000,000 but not less than $5,000,000;

(ii)	the Administrative Agent shall have received written notice of any prepayment, by 10:00 a.m. Las Vegas local time, one Business Day, in the case of a Base Rate Loan, and three Business Days, in the case of a Eurodollar Rate Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid;

(iii)	each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid; and

(iv)	any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(d).

(g)	If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 3.1(g) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Commitments then in effect.

3.2 [Reserved].

3.3 [Reserved].

3.4 Facility Fees. On the last day of each Pricing Period and on the Maturity Date, Borrowers shall pay to the Administrative Agent, for the respective accounts of the Lenders, pro rata according to their Applicable Percentage of the Aggregate Revolving Commitments, a facility fee equal to:

(a)	the Facility Fee Rate per annum for that Pricing Period; times

(b)	the actual daily amount of the Aggregate Revolving Commitments (whether drawn or undrawn) during that Pricing Period.

3.5 Letter of Credit Fees.

(a)	Concurrently with the issuance of each Letter of Credit, Borrowers shall pay a letter of credit issuance fee to the relevant Issuing Lender, for the sole account of that Issuing Lender, in an amount set forth in an agreement between the Parent, the Borrowers, and the relevant Issuing Lender. Each such letter of credit issuance fee is nonrefundable.

(b)	On each Quarterly Payment Date and on the Maturity Date, Borrowers shall also pay to the Administrative Agent in arrears, for the ratable account of the Lenders in accordance with their Applicable Percentage of the Aggregate Revolving Commitments, letter of credit fees in an amount equal to the Letter of Credit Fee per annum times the actual daily amount of L/C Obligations of all Letters of Credit for the period from the Effective Date or the most recent Quarterly Payment Date. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7.

3.6 Agency Fees. Borrowers shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement among Parent, the Borrowers and the Administrative Agent. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

3.7 Increased Commitment Costs. If any Lender shall determine that the introduction after the Effective Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then such Lender shall promptly give notice to the Borrowers and the Administrative Agent of such determination. Thereafter, the Borrowers shall pay to such Lender, within five Business Days following written demand therefor (setting forth the additional amounts owed to such Lender and the basis of the calculation thereof in reasonable detail), additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement. Each Lender shall afford treatment to Borrowers under this Section 3.7 which is substantially similar to that which such Lender affords to its other similarly situated customers.

3.8 Eurodollar Costs and Related Matters.

(a)	If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall:

(i)	subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Revolving Advance Notes or Term Loan Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Revolving Advance Notes or Term Loan Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, excluding, with respect to each Creditor, and any Affiliate or Eurodollar Lending Office thereof, (A) taxes imposed on or measured in whole or in part by its net income or capital and franchise taxes imposed on it, (B) any withholding taxes or other taxes based on net income (other than withholding taxes and taxes based on net income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (C) any withholding taxes or other taxes based on net income for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws;

(ii)

impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding the Eurodollar Reserve Percentage taken into account in calculating the Eurodollar Rate), special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

(iii)	impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition materially affecting any Eurodollar Rate Advance, any of its Revolving Advance Notes or Term Loan Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise materially affect any of the same;

and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Revolving Advance Notes or Term Loan Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Revolving Advance Notes or Term Loan Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, provided that such Lender makes demand upon Borrowers (with a copy to the Administrative Agent) within 90 days following the date upon which it becomes aware of any such event or circumstance, Borrowers shall within five Business Days pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). Each of the Borrowers hereby jointly and severally (but as between Borrowers, ratably) indemnifies each Lender against, and agrees to hold each Lender harmless from and reimburse such Lender within five Business Days after demand for (without duplication) all costs, expenses, claims, penalties, liabilities, losses, legal fees and damages incurred or sustained by each Lender in connection with this Agreement, or any of the rights, obligations or transactions provided for or contemplated herein, as a result of the existence or occurrence of any Special Eurodollar Circumstance. A statement of any Lender claiming compensation under this clause and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrowers of any event of which it has actual knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 3.8 and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be materially disadvantageous to such Lender. If any Lender claims compensation under this Section 3.8, Borrowers may at any time, upon at least four Eurodollar Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section 3.8 through the date of such payment plus any prepayment fee required by Section 3.8(d), pay in full the affected Eurodollar Rate Advances of such Lender or request that such Eurodollar Rate Advances be converted to Base Rate Advances. To the extent that any Lender which receives any payment from Borrowers under this Section 3.8 later receives any funds which are identifiable as a reimbursement or rebate of such amount from any other Person, such Lender shall promptly refund such amount to Borrowers.

(b)	If the existence or occurrence of any Special Eurodollar Circumstance shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrowers. Upon receipt of such notice, the outstanding principal amount of such Lender’s Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (i) the last day of the Interest Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (ii) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(d). Each Lender agrees to endeavor promptly to notify Borrowers of any event of which it has actual knowledge, occurring after the Effective Date, which will cause that Lender to notify the Administrative Agent under this Section 3.8(b), and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section 3.8(b) shall promptly notify the Administrative Agent and Borrowers of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

(c)	If, with respect to any proposed Eurodollar Rate Loan:

(i)	the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Interest Period; or

(ii)	the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent:

(A)	does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Interest Period; or

(B)	will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrowers and the Lenders, whereupon until the Administrative Agent notifies Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

(d)	Upon payment or prepayment of any Eurodollar Rate Advance, (other than as the result of a conversion required under Section 3.1(d) or 3.8(b)), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of any Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrowers shall pay to the appropriate Lender within five Business Days after demand a prepayment fee or failure to borrow fee, as the case may be, (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(i)	principal amount of the Eurodollar Rate Advance prepaid or not borrowed, as the case may be, times the quotient of:

(A)	the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Interest Period; divided by

(B)	360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

(ii)	all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 3.8(d) shall be conclusive in the absence of manifest error.

3.9 Default Rate. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor is not paid when due, then such overdue Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Base Rate Margin plus 2%, to the fullest extent permitted by applicable Laws. In addition, if any Event of Default has occurred and remains continuing, then at the option of the Requisite Lenders, all of the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Base Rate Margin plus 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.10 Computation of Interest and Fees. Computation of interest on Base Rate Loans calculated with reference to the prime rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on Base Rate Loans calculated by reference to the Federal Funds Rate, and on Eurodollar Rate Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Each Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.11 Non-Business Days. Subject to clause (b) of the definition of “Interest Period,” if any payment to be made by Borrowers or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

3.12 Manner and Treatment of Payments.

(a)

Each payment hereunder (except payments with respect to Swing Line Obligations and payments pursuant to Sections 3.7, 3.8, and 11.3) or on the Revolving Advance Notes or the Term Loan Notes or under any other Loan Document shall be made without setoff, counterclaim, recoupment or other deduction of any kind to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m., Las Vegas local time, on the day of payment (which must be a Business Day), other than payments with respect to Swing Line Advances, which must be received by 3:00 p.m., Las Vegas local time, on the day of payment (which must be a Business Day). All payments received after these deadlines shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., Las Vegas local time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b)	Each payment or prepayment on account of any Revolving Loan shall be applied pro rata according to the outstanding Revolving Advances made by each Lender comprising such Revolving Loan.

(c)	Each payment or prepayment on account of any Term Loan shall be applied pro rata according to the outstanding Term Loan Advances made by each Lender comprising such Term Loan.

(d)	Each Lender shall use its best efforts to keep a record of Advances or Term Loans, as applicable made by it and payments received by it with respect to each of its Revolving Advance Notes or Term Loan Notes and such record shall, as against Borrowers, be presumptive evidence absent manifest error of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

(e)	Upon receipt by the Administrative Agent, prepayments will be applied to the type of Loan specified by the Borrower. The Borrower shall specify whether such prepayment is applicable to a Term Loan, a Revolving Loan or a Swing Line Advance.

(f)

Each payment of any amount payable by Borrowers or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding, in the case of each Creditor, and any Affiliate or Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on net income (other than withholding taxes and taxes based on net income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on net income for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws, (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Parent or any Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Parent or that Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Parent or the appropriate Borrower.

3.13 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

3.14 Failure to Charge Not Subsequent Waiver. Any decision by the Creditors not to require payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Creditor’s right to require full payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document on any other or subsequent occasion.

3.15 Fee Determination Detail. Each Creditor shall provide reasonable detail to Parent and the Borrowers regarding the manner in which the amount of any payment to that Creditor under Article 3 has been determined, concurrently with demand for such payment.

3.16 Survivability. All of the Parent’s and the Borrowers’ obligations under Sections 3.7 and 3.8 shall survive for ninety days following the date on which the Commitments are terminated and all Loans hereunder are fully paid.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Parent and each Borrower represents and warrants to the Creditors, as of the Effective Date, and as of the date of the making of each Advance and the Issuance of each Letter of Credit that:

4.1 Existence and Qualification; Power; Compliance With Laws. Parent and each of the Borrowers are duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent and each of the Borrowers are duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Parent and each of the Borrowers have all requisite corporate or partnership power (as applicable) and authority to conduct their respective business, to own and lease their respective Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Parent and each of the Borrowers are duly authorized, validly issued, fully paid, and non-assessable and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Parent and each of the Borrowers are in compliance with all Laws and other legal requirements applicable to their respective business, have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of their business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Parent and each Borrower of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or partnership action, as applicable, and do not and will not:

(a)	Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

(b)	Violate or conflict with any provision of such Party’s charter, articles of incorporation or bylaws, as applicable;

(c)	Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d)	Violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Authorities described in Schedule 4.3;

(e)	Result in a breach by such Party of or constitute a default by such Party under, or cause or permit the acceleration of any obligation owed under,

any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and neither Parent, Borrowers nor any of the Significant Subsidiaries is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as set forth in Schedule 4.3 or previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Parent or the Borrowers of the Loan Documents to which any of them is a Party. All authorizations from, or filings with, any Governmental Agency described in Schedule 4.3 will be accomplished as of the Effective Date or such other date as is specified in Schedule 4.3.

4.4 Significant Subsidiaries.

(a)	[Reserved].

(b)	Each Significant Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

4.5 Financial Statements. Parent and Borrowers have furnished to the Lenders (a) the audited consolidated financial statements of Parent and its Subsidiaries for the Fiscal Year ended December 31, 2005 and (b) the unaudited consolidated financial statements of Parent and its Subsidiaries for the fiscal period ended September 30, 2006. The financial statements described in clause (a) and (b) above fairly present in all material respects the financial condition, results of operations and changes in financial position of Parent and its Subsidiaries as of such dates and for such periods, in conformity with Generally Accepted Accounting Principles, consistently applied, except, in the case of clause (b) for the absence of footnotes and other informational disclosures and changes resulting from audits and normal year-end adjustments.

4.6 [Reserved].

4.7 Title to Property. As of the Effective Date, Parent and the Restricted Subsidiaries have, subject to the exceptions referred to in Section 4.5 above, valid title to the Property reflected in the financial statements described in Section 4.5(b), other than immaterial items of Property and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7, as permitted by Section 6.4, and any other matters which do not have a Material Adverse Effect.

4.8 Litigation. There are no actions, suits, proceedings or investigations pending as to which Parent or any of the Restricted Subsidiaries have been served or have received notice or, to the knowledge of Parent and the Borrowers, threatened against or affecting Parent or any of the Restricted Subsidiaries or any Property of any of them before any Governmental Agency in which there is any reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or results of operations of Parent and the Restricted Subsidiaries, taken as a whole, or which in any manner draws into question the validity or enforceability of the Loan Documents.

4.9 Binding Obligations. Each of the Loan Documents will, when executed and delivered by Parent and the Borrowers party thereto, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.10 No Default. No event has occurred and is continuing that is a Default or Event of Default.

4.11 ERISA.

(a)	With respect to each Pension Plan:

(i)	such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

(ii)	such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

(iii)	no “reportable event” (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

(iv)	neither Parent nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

(b)	Neither Parent nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

4.12 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in any manner which is a violation of Regulations T, U or X. Neither Parent nor any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.13 Disclosure. No written statement made by a Senior Officer of Parent or any Borrower to any Creditor in connection with this Agreement, including without limitation the statements made in the Confidential Offering Memorandum, or in connection with any Loan, Advance or Letter of Credit as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

4.14 Tax Liability. Parent and the Restricted Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Parent or any of the Restricted Subsidiaries, except:

(a)	such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and

(b)	immaterial taxes and tax returns so long as no material item or portion of Property of Parent or any of the Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

4.15 [Reserved].

4.16 Hazardous Materials. Parent and the Borrowers have reasonably concluded that Hazardous Materials Laws are unlikely to have a material adverse effect on the business, financial position, results of operations or prospects of the Parent and the Restricted Subsidiaries, considered as a whole.

4.17 Gaming Laws. Parent and each of the Restricted Subsidiaries are in compliance in all material respects with all Gaming Laws that are applicable to them and their businesses.

4.18 Solvency. As of the Effective Date, and giving effect to the other transactions contemplated to occur on the Effective Date, Parent, the Company and each of the other Restricted Subsidiaries are Solvent.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Parent and each Borrower shall, and shall cause each of the Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

5.1 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, except where the failure to so preserve and maintain the existence of any Restricted Subsidiary and such authorizations would not constitute a Material Adverse Effect and except that the mergers permitted by Section 6.1 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

5.2 Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except where the failure to maintain, preserve and protect a particular item of depreciable Property would not have a Material Adverse Effect.

5.3 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with financially sound and responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Parent and the Restricted Subsidiaries operate, and will furnish to the Administrative Agent upon request information in reasonable detail as to the insurance so carried. Notwithstanding the foregoing, Parent and the Restricted Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

5.4 Compliance With Laws. Comply within the time period, if any, given for such compliance by the relevant Governmental Agency or Authorities with enforcement authority, with all Laws and Requirements of Law, including without limitation Hazardous Materials Laws, ERISA and all Gaming Laws, except that Parent and the Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings, except where the failure to so comply may not reasonably be expected to have a Material Adverse Effect.

5.5 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of the Parent or any of the Restricted Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, the Parent and the Restricted Subsidiaries and to discuss the affairs, finances and accounts of the Parent and the Restricted Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of the Parent.

5.6 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Parent or any of the Restricted Subsidiaries.

5.7 Use of Proceeds. Use the proceeds of Loans for working capital and general corporate purposes of Parent and the Restricted Subsidiaries including without limitation capital expenditures, share repurchases, payment of outstanding Indebtedness, commercial paper backup and acquisitions of equity securities or assets of other Persons, in each case to the extent not prohibited by the Loan Documents.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Parent and each Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

6.1 Consolidations, Mergers and Sales of Assets. Merge or consolidate with or into any Person, or sell lease or otherwise transfer all or any substantial part of the assets of Parent and the Restricted Subsidiaries, taken as a whole, to any Person, except:

(a)	mergers and consolidations of a Restricted Subsidiary into a Borrower (with that Borrower as the surviving entity) or into another Restricted Subsidiary;

(b)	a merger or consolidation of Parent, a Borrower or any Restricted Subsidiary thereof with any other Person, provided that:

(i)	either:

(A)	Parent, that Borrower or the Restricted Subsidiary is the surviving entity; or

(B)	the surviving entity is a corporation organized under the Laws of a State of the United States of America and, as of the date of such merger or consolidation, expressly assumes, by an instrument satisfactory in form and substance to the Requisite Lenders, the Obligations of the relevant Borrower or the Restricted Subsidiary, as the case may be;

(ii)	giving effect thereto, no Default or Event of Default exists or would result therefrom; and

(iii)	giving pro forma effect thereto, Borrowers are in compliance with the covenants set forth in Sections 6.5 and 6.6.

6.2 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other equity securities of any business entity if the board of directors or management of such corporation or business entity has notified Parent or any of its Subsidiaries in writing that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

6.3 Change in Nature of Business. Make any material change in the nature of the business of Parent and the Restricted Subsidiaries, taken as a whole, or acquire more than 49% of the capital stock or other equity securities of any Person which is engaged in a line of business other than the lines of business reasonably related to or incidental to the business engaged in by Parent and the Restricted Subsidiaries, provided that no transaction contemplated by the public filings of Parent and the Company with the Commission as of the Effective Date shall be deemed to violate this covenant.

6.4 Liens, Negative Pledges, Sale Leasebacks and Rights of Others. Create, incur, assume or suffer to exist any Lien, Negative Pledge or Right of Others of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter into any Sale and Leaseback with respect to any such Properties except:

(a)	Permitted Encumbrances and Permitted Rights of Others;

(b)	Liens and Negative Pledges under the Loan Documents;

(c)	other existing Liens, Negative Pledges and Rights of Others existing on the Effective Date and disclosed in Schedule 4.7 (or not required to be disclosed therein under Section 4.7) and any renewals or extensions thereof; provided that the obligations secured or benefited thereby are not increased;

(d)	Until the date which is ninety days following the Effective Date, any Lien, Negative Pledge or Right of Others on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Restricted Subsidiary that holds, directly or indirectly through a holding company or otherwise, a license to conduct gaming under any Gaming Law, and in the proceeds thereof; provided that this clause shall apply only so long as the Gaming Laws of the relevant jurisdiction provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause shall be of no further effect; and provided further that if at any time Parent or any of the Restricted Subsidiaries creates or suffers to exist a Lien or Negative Pledge covering such securities in favor of the holder of any other Indebtedness, it will (subject to any approval required under such Gaming Laws) concurrently grant a pari-passu Lien or Negative Pledge likewise covering such securities in favor of the Administrative Agent for the benefit of the Lenders;

(e)	Liens on Property acquired or constructed by Parent or any of the Restricted Subsidiaries, and in the proceeds thereof, that:

(i)	were in existence at the time of the acquisition or construction of such Property or were created at or within 90 days after such acquisition or construction; and

(ii)	secure (in the case of Liens not in existence at the time of acquisition of the Property) only the unpaid portion of the acquisition or construction price for such Property, or monies borrowed that were used to pay such acquisition or construction price;

(f)	Liens securing Indebtedness (including Capital Lease Obligations) that replaces or refinances Indebtedness secured by Liens permitted under clause (e); provided that such Liens cover only the same Property as the Liens securing the Indebtedness replaced or refinanced;

(g)	Liens, Negative Pledges and Rights of Others held by joint venture partners and any assignees thereof, and lenders thereto and any assignees thereof, with respect to the interests of Parent and the Restricted Subsidiaries in:

(i)	that joint venture and the proceeds thereof; or

(ii)	the capital stock or other equity ownership interests held by any Joint Venture Holding Company in that joint venture and the proceeds thereof, provided, in each case, that such Liens, Negative Pledges and Rights of Others shall secure and relate only the obligations of such joint venture or Contingent Obligations permitted by Section 6.7(g);

(h)	Liens, Negative Pledges and Rights of Others in favor of counterparties to agreements, and assignees thereof, entered into by Parent and the Restricted Subsidiaries in the ordinary course of business on the interests of Parent and the Restricted Subsidiaries under such agreements and the proceeds thereof, provided that such Liens, Negative Pledges and Rights of Others shall secure and relate only to restrictions on transfer of the rights of Parent and the Restricted Subsidiaries to the holders thereof under the relevant agreement;

(i)	Liens on Cash securing only Defeased Debt; and

(j)	Liens not otherwise permitted by the foregoing clauses of this Section 6.4 encumbering assets of the Parent and the Restricted Subsidiaries having an aggregate fair market value which is not in excess of 10% of Net Tangible Assets at any time.

6.5 Total Debt Ratio. Permit the Total Debt Ratio as of the last day of any Fiscal Quarter to exceed (a) 5.00:1.00 for any Fiscal Quarter through and including the Fiscal Quarter ending December 31, 2007 or (b) 4.50:1.00 as of the last day of any subsequent Fiscal Quarter.

6.6 Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 3.00:1.00 as of the last day of any Fiscal Quarter.

6.7 Restricted Subsidiary Indebtedness. Permit any Restricted Subsidiary which is not a Borrower hereunder to create, assume, incur or suffer to exist any Indebtedness or Contingent Obligations with respect to Indebtedness other than:

(a)	Defeased Debt;

(b)	secured Indebtedness (including Capital Lease Obligations) and Contingent Obligations which are permitted by Sections 6.4(e) or 6.4(f);

(c)	unsecured Indebtedness and Contingent Obligations which were created, assumed or incurred by such Restricted Subsidiary prior to its acquisition by Parent and the Restricted Subsidiaries (and not in anticipation of such acquisition) but not any refinancings, renewals or extensions thereof;

(d)	letters of credit, surety bonds and other similar forms of credit enhancement for such Restricted Subsidiaries incurred in the ordinary course of their business;

(e)	Intercompany Debt of Restricted Subsidiaries, provided such Indebtedness is not subject to any Lien (other than Liens in favor of the Administrative Agent and the Lenders);

(f)	Contingent Obligations of Management Companies consisting of guarantees of Indebtedness of Persons which are the counterparties to any management agreement, development agreement or other similar instruments to which such Management Companies are also party, provided that:

(i)	the assets of each Management Company issuing any such guarantees shall not exceed 1.0% of Net Tangible Assets at any time; and

(ii)	the aggregate amount of assets of all Management Companies issuing guarantees permitted by this Section 6.7(f) shall not exceed 5% of Net Tangible Assets at any time;

(g)	Contingent Obligations of Joint Venture Holding Companies consisting of guarantees of Indebtedness of Persons in which such Joint Venture Holding Companies own equity securities; provided that the other Persons owning such equity securities have also ratably guaranteed such Indebtedness;

(h)	Indebtedness of Special Purpose Subsidiaries in respect of Distributed EBITDA Loans with an aggregate balance (including accrued interest) not to exceed $250,000,000; and

(i)	other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding (which may consist of additional Distributed EBITDA Loans).

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Aggregate Revolving Commitments remains in force, Parent and the Borrowers shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, deliver to the Administrative Agent and the Lenders, at Parent’s and Borrowers’ sole expense:

(a)	As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for each Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter and as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, together with the similar financial statements (or supporting schedules reasonably acceptable to the Administrative Agent) setting out the financial position and results of operations of any Unrestricted Subsidiaries. Such financial statements shall be certified by a Senior Officer of Parent as fairly presenting the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)	As soon as practicable, and in any event prior to the penultimate Business Day of February in each Fiscal Year, a Certificate of a Responsible Official setting forth the Total Debt Ratio as of the last day of the fourth Fiscal Quarter of the preceding year, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of Parent and its Subsidiaries for such Fiscal Quarter (after elimination of all relevant items relating to Unrestricted Subsidiaries);

(c)

As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, shareholders’ equity and cash flows, in each case of Parent and its Subsidiaries for such Fiscal Year as at and for the Fiscal Year, all in reasonable detail, together with the similar financial statements (or supporting schedules reasonably acceptable to the Administrative Agent) setting out the financial position and results of operations of any Unrestricted Subsidiaries. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions. Such accountants’ report and opinion shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Parent’s and Borrowers’ financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Section 6.5 and 6.6, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Parent and the Borrowers in the manner prescribed by this Agreement;

(d)	As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2008), a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four succeeding Fiscal Years, including for the first such Fiscal Year, projected quarterly consolidated balance sheets, statement of operations and statements of cash flow and, for the remaining four Fiscal Years, projected annual consolidated condensed balance sheets and statements of operations and cash flow, of Parent and the Restricted Subsidiaries, all in reasonable detail;

(e)	Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 7.1;

(f)	Promptly after the same are available, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” and copies of any written communication to Parent or any of its Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with, any Gaming Law by Parent or any of its Subsidiaries;

(g)	Promptly after request by any Creditor, copies of any other report or other document that was filed by Parent or any of its Subsidiaries with any Governmental Agency;

(h)	As soon as practicable, and in any event within three Business Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default, telephonic notice specifying the nature and period of existence thereof, and, no more than three Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Parent or any of the Restricted Subsidiaries are taking or propose to take with respect thereto;

(i)	Promptly upon a Senior Officer becoming aware of any litigation, governmental investigation or any proceeding (including any litigation or proceeding by or subject to decision by any Gaming Board) pending:

(i)	against Parent or any of the Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(ii)	with respect to any material Indebtedness of Parent or any of the Restricted Subsidiaries; or

(iii)	with respect to the Loan Documents, notice of the existence of the same;

(j)	Promptly after the Borrowers have notified the Administrative Agent of any intention by the Borrowers to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) a duly completed copy of IRS Form 8886 or any successor form; and

(k)	Such other data and information as from time to time may be reasonably requested by any Creditor through the Administrative Agent.

7.2 Compliance Certificates. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Parent and Borrowers shall deliver to the Administrative Agent and the Lenders, at Parent’s and Borrowers’ sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(c), commencing with the Fiscal Quarter ending March 31, 2007, a Compliance Certificate signed on Parent’s and Borrowers’ behalf by a Senior Officer.

7.3 Borrower Materials. Parent and each of the Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Parent and the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Borrowers or their securities)

(each a “Public Lender”). Parent and each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof:; (x) by marking Borrower Materials “PUBLIC,” Parent and each Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent, the Borrowers or their securities for purposes of United States Federal and state securities laws; (v) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

ARTICLE 8

CONDITIONS

8.1 Initial Advances, Etc. The occurrence of the Effective Date, and the obligation of the Administrative Agent, the Lenders, the Issuing Lender and the Swing Line Lender to make any Loan, Letter of Credit or Swing Line Advances made by them hereunder on the Effective Date are each subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a)	The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Effective Date and each in form and substance satisfactory to the Administrative Agent:

(i)	at least one executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders, Parent and the Company;

(ii)	Revolving Advance Notes executed by the Company in favor of each Lender with a Revolving Commitment which has requested the issuance thereof prior to the Effective Date, each in a principal amount equal to that Lender’s Applicable Revolving Commitment Percentage of the Aggregate Revolving Commitments;

(iii)	Term Loan Notes executed by the Company in favor of each Lender with a Term Loan Commitment which has requested the issuance thereof prior to the Effective Date, each in a principal amount equal to that Lender’s Applicable Percentage of the Aggregate Term Loan Commitments;

(iv)	the Swing Line Documents with Bank of America and any other Swing Line Lenders then designated by the Company;

(v)	the Parent Guaranty executed by Parent;

(vi)	with respect to the Parent and the Company, such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of Parent and the Company, its authority to execute, deliver and perform any Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing, certificates of corporate resolutions, incumbency certificates and Certificates of Responsible Officials;

(vii)	the Opinions of Counsel;

(viii)	such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents to the extent that such approval is required by applicable Gaming Laws or as otherwise permitted under Schedule 4.3;

(ix)	a Certificate of a Responsible Official signed on Parent’s and the Company’s behalf by a Senior Officer certifying that the conditions specified in Sections 8.1(e) and 8.1(f) have been satisfied; and

(x)	such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)	The fees payable on the Effective Date pursuant to Section 3.6 hereof shall have been paid.

(c)	The reasonable costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to the Parent prior to the Effective Date, shall have been paid.

(d)	[Reserved].

(e)	The representations and warranties of Parent and the Company contained in Article 4 shall be true and correct in all material respects as of the Effective Date, except (i) to the extent any such representation and warranty is not true as of the Effective Date due to any change in facts and circumstances which do not constitute a violation of the Third Amended and Restated Credit Agreement, or (ii) as has been disclosed in writing by the Company to the Administrative Agent and the Lenders under the Third Amended and Restated Credit Agreement and previously approved by them.

(f)	Parent, the Company and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and after giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

8.2 Any Increasing Advance, Etc. The obligation of each Lender to make the initial Term Loans and any Revolving Advance which would increase the aggregate principal amount of the outstanding Revolving Advances, the obligation of the relevant Issuing Lender to issue each Letter of Credit and the obligation of the Swing Line Lenders to make Swing Line Advances, is subject to the following conditions precedent:

(a)	except

(i)	for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is not a violation of the Loan Documents; and

(ii)	as disclosed by Parent and Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 shall be true and correct on and as of the date of the Advance as though made on that date;

(b)	there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Parent or any of the Restricted Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

(c)	the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for loan referred to in the second sentence of Section 2.1(c), if applicable) in compliance with Article 2 (or, in the proper case, a Request for Letter of Credit and an Application for Letter of Credit); and

(d)	the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

8.3 Alternative Currency Advance. The obligation of each Lender to make any Revolving Advance denominated in an Alternative Currency shall be subject to the condition that there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Requisite Lenders would make it impracticable for such Revolving Advance to be denominated in the relevant Alternative Currency.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a)	Any Borrower:

(i)	fails to pay any principal of the Term Loans or any Revolving Advance or Swing Line Advance, or any portion thereof, on the date when due; or

(ii)	fails to make any payment with respect to any Letter of Credit when required by Section 2.4(e); or

(b)	Parent or any Borrower fails to pay any interest in respect of any Loan, or any fees under Sections 3.4, 3.5 or 3.6, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days after demand therefor; or

(c)	Parent or any Borrower fails, immediately upon notice from the Administrative Agent, to comply with any of the covenants contained in Article 6; or

(d)	Parent or any Borrower fails to comply with Section 7.1(h) in any respect that is materially adverse to the interests of the Lenders; or

(e)	Parent, any Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clauses (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within thirty Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

(f)	Any representation or warranty of Parent or any Borrower made in any Loan Document, or in any certificate or other writing delivered by Parent or any Borrower pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed; or

(g)	Parent or any of the Significant Subsidiaries:

(i)

fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $300,000,000 or more, or any guaranty of present or future indebtedness for borrowed money of $300,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise; or

(ii)	fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money of $300,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $300,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

(h)	Any event occurs which gives the holder or holders of any Subordinated Debt in an aggregate principal amount which is $300,000,000 or more (or an agent or trustee on its or their behalf) the right to declare such indebtedness due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Debt prior to its scheduled maturity; or

(i)	Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind same; or

(j)	A final judgment against the Parent or any of the Significant Subsidiaries is entered for the payment of money in excess of $100,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

(k)

The Parent or any of the Significant Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

(l)	The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(m)	Any determination is made by a court of competent jurisdiction that any Subordinated Debt is not subordinated in accordance with its terms to the Obligations, provided that for so long as such determination is effectively stayed during any pending appeal the same shall not constitute an Event of Default; or

(n)	Any Pension Plan maintained by the Parent or any of its Subsidiaries is determined to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or

(o)	The occurrence of a License Revocation with respect to a license issued to Parent or any of the Restricted Subsidiaries by any Gaming Board of the States of New Jersey, Nevada, Mississippi or Louisiana with respect to gaming operations at any gaming facility accounting for 5% or more of the consolidated gross revenues of Parent and the Restricted Subsidiaries that continues for thirty calendar days.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)	Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(k):

(i)

the Commitments and all other obligations of the Creditors and all rights of Parent, Borrowers and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Parent or the Borrowers , which are expressly waived by Parent and the Borrowers, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and

(ii)	the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments, demand that Borrowers deposit cash collateral for all Letters of Credit in the amount thereof with the Administrative Agent and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Parent and the Borrowers.

(b)	Upon the occurrence of any Event of Default described in Section 9.1(k):

(i)	the Commitments and all other obligations of the Creditors and all rights of Parent, Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon Parent or Borrowers, which are expressly waived by Parent and Borrowers, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders; and

(ii)	the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Parent and Borrowers, and Borrowers shall be obligated to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof).

(c)

Upon the occurrence of any Event of Default, the Creditors, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Parent or Borrowers, which are expressly waived by Borrowers (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Parent and the Borrowers and any other Parties and such other rights and remedies as are provided by Law or equity; provided that, it is agreed as among the Creditors that, following any Event of Default consisting of a failure of a Borrower to make any payment hereunder when due (whether at stated maturity, by acceleration or otherwise), each Creditor may independently pursue its legal remedies under this Agreement, its Revolving Advance Notes, its Term Loan Notes and the other Loan Documents against Parent and such Borrower in respect of any such defaulted payments without the consent of the other Lenders, the Issuing Lenders or the Administrative Agent (except to the extent that such payment default has been cured), upon the earliest of:

(i)	the acceleration of the Obligations;

(ii)	any bankruptcy or insolvency event of the types described in Section 9.1(k) in respect of Parent or such Borrower; and

(iii)	45 days following the date of such payment default, provided that no individual Creditor may, without the consent of the Requisite Lenders, purport to accelerate the Obligations.

(d)	The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements and the allocated costs of attorneys employed by the Administrative Agent) of the Creditors, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the Revolving Advance Notes and the Term Loan Notes, payments shall be applied first, to the costs and expenses of the Creditors, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Creditors under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

ARTICLE 10

ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Parent, any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)	shall not be liable for any action taken or not taken by it

(i)	with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.2) or

(ii)	in the absence of its own gross negligence or willful misconduct.

(e)	shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(f)	shall not be responsible for or have any duty to ascertain or inquire into:

(i)	any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(ii)	the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii)	the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default;

(iv)	the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or

(v)	the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation by Administrative Agent.

(a)	The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and:

(i)	the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and

(ii)	all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6.

(b)

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)	Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as Issuing Lender and as a Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder:

(i)	such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent;

(ii)	the retiring Administrative Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and

(iii)	the successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring Administrative Agent and outstanding at the time of such succession or make other arrangement satisfactory to the retiring Administrative Agent to effectively assume the obligations of the retiring Administrative Agent with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agent, Co-Documentation Agents or listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement,

adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 3.4, 3.5, and 3.6) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 3.4, 3.5 and 3.6. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 No Obligations of Parent or Borrowers. Nothing contained in this Article 10 shall be deemed to impose upon Parent or Borrowers any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Parent and Borrowers shall have no liability to any Creditor in respect of any failure by any Creditor to perform any of its obligations to any other Creditor under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Creditors provided herein or in any Revolving Advance Note, Term Loan Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Creditors rights to assert them in whole or in part in respect of any other Loan or Letter of Credit.

11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Parent, Borrowers or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Parent or any Borrower is a party, signed by Parent and that Borrower and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; provided, however, that without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a)	To forgive any principal Obligation, defer any required payment of any Obligation, reduce the amount or rate of interest payable on any Loan or Advance without the consent of the affected Lender, increase the amount of the Commitments or increase the Applicable Percentages of any Lender or decrease the amount of any letter of credit fee or facility fee payable to any Lender (other than as a result of exercising rights under Section 11.14), or reduce any other fee or amount payable to the Creditors under the Loan Documents without the consent of each affected Creditor or to waive an Event of Default consisting of the failure of any Borrower to pay when due principal, interest or any facility fee or letter of credit fee;

(b)	To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any facility fee or letter of credit fee, or to extend the term of the Commitments;

(c)	To amend the provisions of the definition of “Requisite Lenders” or this Section 11.2 or to amend or waive Section 6.2;

(d)	To release or subordinate the Parent Guaranty; and

(e)	To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders;

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all of the Creditors. If, in connection with any proposed amendment, modification, supplement, termination, waiver or consent to any of the provisions hereof as contemplated by clauses (a) through (e), inclusive, of this Section 11.2, the consent of the Requisite Lenders is obtained, but the consent of one or more of the other Lenders is required and is not obtained, then the Borrowers shall have the right to replace such non-consenting Lender with one or more Eligible Assignees in accordance with Section 11.14(b) if such Eligible Assignee consents to the proposed amendment, modification, supplement, termination, waiver or consent.

11.3 Costs, Expenses and Taxes. The Parent and Company shall pay the reasonable costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the negotiation, preparation, syndication, execution, enforcement, and delivery of the Loan Documents, including without limitation, the allocated fees and expenses of in-house counsel, regardless of whether this Agreement ever becomes effective. The Borrowers shall pay within two Business Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof which is requested by Borrowers or is entered into when any Default or Event of Default exists. Following any Event of Default, each Borrower shall pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and each of the other Creditors in connection with the restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including allocated costs of legal counsel employed by any Creditor), independent public accountants and other outside experts retained by any of the Creditors, whether or not such costs and expenses are incurred or suffered by the Creditors in connection with or during the course of any bankruptcy or insolvency proceedings of the Parent or any Restricted Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by the Parent or the Borrowers, the administrative costs of the Administrative Agent reasonably attributable thereto. Each Borrower shall pay any and all documentary and other taxes, excluding, in the case of each Creditor and its Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on net income (other than withholding taxes and taxes based on net income resulting from or attributable to any change following the Effective Date in any law, rule or regulation or any change following the Effective Date in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on net income for any period with respect to which it has failed to provide the Parent with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Creditors from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Creditors under this Section 11.3 shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

11.4 Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loans, Revolving Advances, to fund participations in Letters of Credit and Swing Line Advances are several and not joint. The failure of any Lender to make the Term Loan, any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, Revolving Loan or to purchase its participation.

11.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.6 Notices; Effectiveness; Electronic Communication.

(a)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower, the Administrative Agent, Bank of America as Issuing Lender or as a Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.6; and

(ii)	if to any other Lender or Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)	Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes:

(i)	notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and

(ii)	notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)	Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Issuing Lenders and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lenders and the Swing Line Lenders.

(d)	Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the Issuing Lenders, the Swing Line Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic Requests for Loans and telephonic requests for Swing Line Advances) purportedly given by or on behalf of the Borrowers even if:

(i)	such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or

(ii)	the terms thereof, as understood by the recipient, varied from any confirmation thereof.

The Borrowers shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document:

(a)	this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument; and

(b)	execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party.

The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8 Successors and Assigns.

(a)	Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower and no other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except:

(i)	to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.8;

(ii)	by way of participation in accordance with the provisions of subsection (d) of this Section 11.8;

(iii)	by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f); or

(iv)	to an SPC in accordance with the provisions of Section 11.8(h).

Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.8(b), participations in L/C Obligations and in Swing Line Advances) at the time owing to it); provided that any such assignment shall be subject to each of the following conditions:

(i)	Minimum Amounts.

(A)	In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)

in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to a Swing Line Lender’s rights and obligations in respect of Swing Line Advances.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)	the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)	Assignment and Assumption. the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.8, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)	No Assignment to Borrower. No such assignment shall be made to any Borrower or any Borrower’s Affiliates or Subsidiaries.

(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.7, 3.8, 3.12(d) and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Revolving Advance Note or Term Loan Note, as applicable, to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d).

(c)	Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)	Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent, the Borrowers or any of their Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Advances) owing to it); provided that:

(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)	the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.2 that affects such Participant. Subject to Section 11.8(e), Parent and each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.8 and 3.12(d) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)	Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.7, 3.8 or 3.12(d) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12(d) unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.22 as though it were a Lender.

(f)	Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Advance Note or Term Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)

Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)	Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (a “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that

(i)	nothing herein shall constitute a commitment by any SPC to fund any Loan, and

(ii)	if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(a).

Each party hereto hereby agrees that:

(x)	neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.7 and 3.8),

(y)	no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and

(z)	the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.

The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(iii)	Resignation as Issuing Lender or Swing Line Lenders after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America shall be deemed to have concurrently resigned as an Issuing Lender and a Swing Line Lender. In the event of any such resignation as an Issuing Lender or Swing Line Lender, Parent and the Borrowers shall be entitled to appoint from among the Lenders an additional Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by Parent and the Borrowers to appoint any such successor shall affect the resignation of Bank of America as an Issuing Lender or as a Swing Line Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4(g)). If Bank of America resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.5.

(i)	Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignment of, and grant participations in, their Applicable Percentages of the Commitments shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

11.9 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Parent, any Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws:

(a)

The Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and

(b)	Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Parent, Borrowers or any Person claiming through or succeeding to the rights of Parent or Borrowers, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.9 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Parent and each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

11.10 Indemnity by Parent and Borrowers; Waiver of Consequential Damages, Etc. Parent and each Borrower jointly and severally (but as between Parent and Borrowers, ratably) agrees to indemnify, save and hold harmless each of the Creditors and the Joint Lead Arrangers and their Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) Any and all claims, demands, losses, liabilities, damages, reasonable expenses, including, but not limited to reasonable attorneys’ fees, including the reasonably allocated cost of internal counsel, and reasonable settlement costs, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Parent, any Borrower, its Affiliates or any of its officers, directors or shareholders relating to the Commitments, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Parent, Borrowers and the Creditors under this Agreement; (b) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any Indemnitee that proposes to settle or compromise any claim or proceeding for which Parent or the Borrowers may be liable for payment of indemnity hereunder shall give Parent and the Borrowers written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Parent’s and the Borrowers’ prior consent (which shall not be unreasonably withheld). In connection with any claim, demand, action or cause of action covered by this Section 11.10 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of the Parent and the Borrowers to any Indemnitee under this Section 11.10 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

To the fullest extent permitted by applicable law, Parent and Borrowers shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in this Section shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

11.11 Nonliability of the Lenders. Parent and each Borrower acknowledges and agrees that:

(a)	Any inspections of any Property of Parent or its Subsidiaries made by or through the Creditors are solely for purposes of administration of this Agreement and Parent and the Borrowers are not entitled to rely upon the same (whether or not such inspections are at the expense of Parent and the Borrowers);

(b)

By accepting, furnishing or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, none of the Creditors shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance, furnishing or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Creditors;

(c)	The relationship among Parent, the Borrowers and the Creditors is, and shall at all times remain, solely that of borrowers, guarantors and lenders; none of the Creditors shall under any circumstance be construed to be partners or joint venturers of Parent, Borrowers or their Affiliates; none of the Creditors shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Parent or its Affiliates, or to owe any fiduciary duty to Parent or its Affiliates; none of the Creditors undertakes or assumes any responsibility or duty to Parent or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Parent or its Affiliates of any matter in connection with their Property or the operations of Parent or its Affiliates; Parent and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Parent, the Borrowers nor any other Person is entitled to rely thereon; and

(d)	The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Parent and/or its Affiliates and Parent and each Borrower hereby indemnifies and holds the Creditors harmless from any such loss, damage, liability or claim.

11.12 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Parent, the Borrowers and the Creditors in connection with the Loans, Letters of Credit and Swing Line Advances, and is made for the sole benefit of Parent, the Borrowers, the Creditors, and the Creditors’ successors and assigns, and, subject to Section 6.1, successors to Borrowers by permitted merger. Except as provided in Sections 11.8 and 11.10, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.13 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a)	to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)	to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d)	to any other party hereto,

(e)	in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)	subject to an agreement containing provisions substantially the same as those of this Section 11.13, to

(i)	any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii)	any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Parent, its Subsidiaries and their respective obligations,

(g)	with the consent of Parent or the Company; or

(h)	to the extent such Information

(i)	is or becomes publicly available other than as a result of a breach of this Section 11.13 or

(ii)	becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.13, “Information” means all information received from Parent and its Subsidiaries relating to Parent, its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by Parent and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.14 Removal of a Lender. Parent and the Borrowers shall have the right to remove a Lender as a party to this Agreement pursuant to this Section 11.14 in the event that such Lender:

(a)	requests compensation under Section 3.7 or Section 3.8 which has not been requested by all other Lenders, in each case by written notice to the Administrative Agent and such Lender within 60 days following any such refusal or request; or

(b)	refuses to consent to certain proposed changes, waivers, modifications, supplements, terminations, waivers or consents with respect to this Agreement which have been approved by the Requisite Lenders as provided in Section 11.2, provided that no Default or Event of Default then exists;

(c)	is the subject of a Disqualification; or

(d)	is a Defaulting Lender.

If Parent and the Borrowers are entitled to remove a Lender pursuant to this Section 11.14 either:

(i)	The Lender being removed shall within five Business Days after such notice execute and deliver an Assignment Agreement covering that Lender’s Applicable Percentages in favor of one or more Eligible Assignees designated by Parent and the Borrowers and reasonably acceptable to the Administrative Agent, subject to payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of the Assignment Agreement; or

(ii)	Parent and the Borrowers may reduce the applicable Commitments pursuant to Section 2.7 (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Lender’s Applicable Percentages, pay and provide to such Lender the amount required by clause (a) above and release such Lender from its Applicable Percentages (subject, however, to the requirement that all conditions set forth in Section 8.2 are met as of the date of such reduction and the payment to the other Lenders of appropriate fees for the assumption of any such Lender’s participation in all Letters of Credit and Swing Line Advances then outstanding), in which case the Applicable Percentages of the remaining Lenders shall be ratably increased (but without any increase in the Dollar amount of the Commitments of such Lenders).

11.15 Further Assurances. Parent and the Restricted Subsidiaries shall, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as any Creditor from time to time reasonably requires for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17 Governing Law, Jurisdiction, Etc.

(a)	GOVERNING LAW. EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LOCAL LAWS OF CALIFORNIA, WITHOUT REGARD TO THE CHOICE OF LAWS OR CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b)	SUBMISSION TO JURISDICTION. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of California sitting in Los Angeles or of the United States for the central district of such state, and by execution and delivery of this Agreement, the Borrowers, the Administrative Agent and each Lender consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. The Borrowers, the Administrative Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Loan Document or other document related thereto. The Borrowers, the Administrative Agent and each Lender waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

11.18 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court. The fees and expenses of such referee shall be paid by the party that does not prevail in such decision.

11.19 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.20 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.21 Time of the Essence. Time is of the essence of the Loan Documents.

11.22 Foreign Lenders and Participants. Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Parent and the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by Parent and the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by Parent and the Borrowers pursuant to this Agreement) or such other evidence satisfactory to Parent, the Borrowers and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Person shall (a) promptly submit to Parent (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Parent and the Borrowers and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Parent and the Borrowers pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable laws that Parent or the Borrowers make any deduction or withholding for taxes from amounts payable to such Person.

11.23 Gaming Boards. The Creditors agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Parent and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Parent or any of its Subsidiaries or to the Loan Documents.

11.24 Nature of the Borrowers’ Obligations. The Company hereby agrees that it shall be liable for all of the Obligations on a joint and several basis, notwithstanding which of the Borrowers may have directly received the proceeds of any particular Loan or Advance or the benefit of a particular Letter of Credit. Notwithstanding anything to the contrary set forth herein, the principal liability of each Borrower hereafter designated under Section 2.9 for Loans, Swing Line Advances and Letters of Credit shall be limited to Loans and Letters of Credit made to that Borrower and Letters of Credit issued for the account of that Borrower under the Aggregate Sublimit of that Borrower. Each of the Borrowers acknowledges and agrees that, for purposes of the Loan Documents, Parent and the Restricted Subsidiaries constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement. Borrowers each waive all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with their obligations under this Agreement. Without limiting the foregoing, each Borrower agrees to the Joint Borrower Provisions set forth in Exhibit I, incorporated by this reference.

11.25 Designated Senior Debt. Parent and each Borrower hereby irrevocably designate the Obligations and this Agreement as “Designated Senior Indebtedness” and “Senior Indebtedness” within the meanings given to those terms in Section 1.1 of the Supplemental Indenture dated December 9, 1998 entered into with respect to the Existing Subordinated Debt among the Company, Parent and IBJ Schroeder Bank & Trust Company, this Section constituting a certificate of Parent and the Company issued to the Administrative Agent and the Lenders to that effect.

11.26 Gaming Regulations. Each party to this Agreement hereby acknowledges that the consummation of the transactions contemplated by the Loan Documents is subject to applicable Gaming Laws (and Parent and Borrower represent and warrant that all requisite approvals necessary thereunder to enter into the transactions contemplated hereby have been duly obtained except as set forth in Schedule 4.3).

11.27 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.27.

11.28 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

11.29 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then

(a)	to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b)	each Lender and the relevant Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.30 Purported Oral Amendments. PARENT AND EACH BORROWER EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. PARENT AND EACH BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY OF THE CREDITORS THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.31 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead

Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger has advised or is currently advising any Borrower or any of Affiliate of any Borrower on other matters) and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to any of the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARRAH’S ENTERTAINMENT, INC.

By:
Jonathan S. Halkyard, Senior Vice President,
Chief Financial Officer and Treasurer

HARRAH’S OPERATING COMPANY, INC.

By:
Jonathan S. Halkyard, Senior Vice President,
Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS, INC.

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED, as Co-Documentation Agent

By:
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC.

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND, PLC

By:
Name:
Title:

BNP PARIBAS

By:
Name:
Title:

BANK OF NOVA SCOTIA

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD

By:
Name:
Title:

BANK OF SCOTLAND

By:
Name:
Title:

SCOTIABANC INC.

By:
Name:
Title: